Execution Version

Exhibit 10.1

CREDIT AGREEMENT

Dated as of

November 8, 2012

Among

ORBIT INTERNATIONAL CORP.,
BEHLMAN ELECTRONICS, INC.,
TULIP DEVELOPMENT LABORATORY, INC., AND
INTEGRATED CONSULTING SERVICES, INC.,
as Borrowers,

and

PEOPLE’S UNITED BANK,
as Bank

i

Table of Contents
(Continued)

ii

Table of Contents
(Continued)

Schedules:

Schedule 4.10 - Subsidiaries
Schedule 6.05 - Bonds

Exhibits:

Exhibit A – Form of Line of Credit Note
Exhibit B – Form of Security Agreement
Exhibit C – Form of Notice of Borrowing
Exhibit D– Form of Borrowing Base Certificate
Exhibit E – Form of Joinder Agreement

iii

CREDIT AGREEMENT dated as of November 8, 2012 among ORBIT INTERNATIONAL CORP., a Delaware corporation (“Orbit”), BEHLMAN ELECTRONICS, INC., a Delaware corporation (“Behlman”), TULIP DEVELOPMENT LABORATORY, INC., a Pennsylvania corporation (“Tulip”)and INTEGRATED CONSULTING SERVICES, INC., a Kentucky corporation (“Integrated”, and together with Orbit, Behlman and Tulip, each a “Borrower” and collectively, the “Borrowers”), and PEOPLE’S UNITED BANK, a Federally chartered savings bank (the “Bank”).

RECITALS

The Borrowers have requested that the Bank extend credit to the Borrowers, and the Bank is willing to extend such credit, subject to the terms and conditions hereinafter set forth.

Accordingly, the Borrowers and the Bank hereby agree as follows:

ARTICLE I.   DEFINITIONS, ACCOUNTING TERMS, ETC.

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Account” means any right to payment for goods sold or leased or for services rendered, regardless of how such right is evidenced and whether or not it has been earned by performance, whether secured or unsecured, now existing or hereafter arising, and the proceeds thereof.

“Account Debtor” means each Person obligated to pay on an Account.

           “Administrative Borrower” means Orbit, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 9.22 hereof and its successors and assigns in such capacity.

“Affiliate” means with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purpose of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any person who owns directly or indirectly 25% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 25% or more of the partnership, membership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Outstandings” shall mean the aggregate outstanding principal amount of all Line of Credit Loans at such time.

“Agreement” means this Credit Agreement.

“Applicable Margin” means with respect to LIBOR Loans, two percent (2.00%) and with respect to Prime Rate Loans, zero percent (0%).

“Anti-Terrorism Laws” means any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Bank” has the meaning set forth in the introductory paragraph hereof.

“Bank’s Office” means 100 Motor Parkway, Hauppauge New York 11788.

           “Banking Services” means each and any of the following bank services provided to any Borrower at the written request of such Borrower by the Bank or any of its Affiliates: (a) commercial credit, purchase or debit cards and (b) cash management or related services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).

           “Banking Services Obligations” of the Borrowers means any and all obligations of the Borrowers, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” or “Borrowers” has the meaning set forth in the introductory paragraph hereof and shall include each Person that becomes a Borrower pursuant to Section 5.11 hereof, or any or all of the foregoing, all as the context may require.

“Borrowing Base” means at any time an amount equal to the sum of (1) 85% of the face amount of all Eligible Accounts, plus (2) the lesser of (a) 50% of the value of Eligible Inventory or (b)  $3,000,000.00.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit D hereto.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Administrative Borrower.

 “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means expenditures made or liabilities incurred for additions to property and equipment of the Borrowers, which, in conformity with Generally Accepted Accounting Principles, are included as “additions to property, plant or equipment” or similar items (including, without limitation, Capital Leases) which would be reflected in the statement of consolidated cash flow of the Borrowers.

“Capital Lease” means (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with Generally Accepted Accounting Principles, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required under GAAP to be capitalized on the balance sheet of the lessee.

“Change in Law” means (1) the adoption of any law, rule or regulation after the date of this Agreement, (2) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (3) compliance by Bank (or by any lending office of Bank or by Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law.

“Change of Control” means any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, by contract or otherwise, securities of Orbit (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of Orbit entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of Orbit, together with any director approved or nominated by the then majority of the Board of Directors of Orbit, ceasing for any reason to constitute a majority of the Board of Directors of Orbit; or (iii) Orbit ceasing to own beneficially and of record a majority of the outstanding capital stock of the other Borrowers.

“Closing Date” means November 8, 2012.

“Code” means the Internal Revenue Code of 1986.

“Consolidated” means, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with Generally Accepted Accounting Principles for the Borrowers and their respective Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, for the Borrowers, for any period, the ratio of (a) net income (loss) (calculated exclusive of extraordinary or unusual gains), plus (i) to the extent deducted in determining net income, the sum of (A) interest expense on all Debt, (B) tax expense, (C) all depreciation and amortization expenses or charges, (D) non-cash stock-based compensation expense and (E) other non-cash charges (including in connection with any non-renewed employment agreement) minus (ii) the sum of (A) cash taxes, (B) unfunded Capital Expenditures and (C) cash dividends for the applicable period, to (b) the sum of (i) current maturities of long term Debt, (ii) Capital Lease obligations and (iii) interest expense for such period, all calculated with respect to the Borrowers, on a Consolidated basis, and determined on a trailing four quarter basis, as calculated in accordance with GAAP applied on a consistent basis.

           “Consolidated Subsidiary” means each Subsidiary of Orbit which, in accordance with GAAP, should be included in the consolidated financial statements of Orbit.

“Consolidated Tangible Net Worth” means (a) total Consolidated assets of the Borrowers (except that there shall be excluded therefrom all obligations due to any Borrower from any Affiliate and all intangible assets), minus (b) the total Consolidated liabilities of the Borrowers (except that there shall be excluded therefrom all obligations due by any Borrower to any other Borrower), determined in accordance with GAAP, applied on a consistent basis.

“Consolidated Total Liabilities” means all of the liabilities of the Borrowers, including all items which, in accordance with GAAP would be included on the liability side of a balance sheet (other than capital stock, treasury stock, capital surplus and retained earnings) computed in accordance with GAAP.

“Consolidated Total Liabilities to Consolidated Tangible Net Worth” means, for the Borrowers, for any period, the ratio of (a) Consolidated Total Liabilities to (b) Consolidated Tangible Net Worth, all calculated with respect to the Borrowers, on a Consolidated basis, and determined on a rolling four quarter basis, as calculated in accordance with GAAP applied on a consistent basis.

“Debt” means, with respect to any Person, each of the following (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations), (2) all obligations evidenced by bonds, debentures, notes or other similar instruments, (3) obligations as lessee under Capital Leases, (4) current liabilities in respect of unfunded vested benefits under any Plan, (5) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit, (6) all reimbursement obligations arising under bankers’ or trade acceptances, (7) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, (8) all obligations secured by any Lien on property owned by such Person even if the obligations secured by such Lien on such property have not been assumed, (9) all other liabilities recorded, or required to be recorded, in such Person’s financial statements in accordance with GAAP, (10) net liabilities under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Bank and in accordance with accepted practice, and (11) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person.

“Default” means any of the events specified in Section 8.01 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” means, with respect to an amount of any Type of Loan not paid when due, a rate per annum equal to (1) if the Loan is a Prime Rate Loan, a variable rate 5.00% above the Prime Rate, and  (2) if the Loan is a LIBOR Loan, a fixed rate 5.00% above the LIBOR Rate plus the Applicable Margin at the time of default until the end of the then current Interest Period for such LIBOR Loan and, thereafter, a variable rate 5.00% above the Prime Rate.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eligible Account” means an Account owing to any Borrower, now existing or hereinafter arising, which Account initially and at all times until it is collected in full:

(1)           is not more than 90 days past the date of invoice,

(2)           is not owed by an Account Debtor where 50% of such Account Debtor’s Accounts with the Borrowers are more than 90 days past the date of invoice;

(3)           is not deemed a contra Account;

(4)           arose in the ordinary course of business from the performance of services or the outright sale of goods; such services have been performed or such goods have been shipped to the Account Debtor; and in the case of goods, such Borrower has possession of or has delivered to Bank shipping and delivery receipts evidencing shipment; provided, however, (i) Accounts arising from progress billing which is permitted under particular purchaser orders or contracts shall be Eligible Accounts to the extent of $300,000 or such greater amount as requested by Borrower, if the Bank has received evidence reasonably satisfactory to Bank that said progress billing is permitted, and (ii) goods which have been sold and title transferred to an Account Debtor and the risk of loss also transferred to an Account Debtor but held, in a segregated location, by a Borrower shall not be deemed ineligible provided Bank receives evidence reasonably satisfactory to Bank of same;

(5)           is not owed by an Account Debtor who is a supplier, employee or parent, subsidiary or other affiliate of any Borrower;

(6)           is not evidenced by a promissory note or other instrument, is subject to a first priority perfected security interest in favor of Bank, is not subject to any other Lien or other encumbrance and has not been sold or factored;

(7)           is not owed by an Account Debtor whose principal place of business is located outside of the United States of America or Canada;

(8)           is a non-contingent obligation that is not subject to set-off, credit, defense, warranty claim, allowance or adjustment by the Account Debtor except normal discount allowed in the ordinary course for prompt payment, and such Account Debtor has not complained as to its liability thereon nor returned any of the subject goods;

(9)           did not arise out of any sale with respect to which goods are placed on consignment, sale or return, sale on approval, bill and hold (except as otherwise provided under subsection (4) above), or other terms making the payment by the Account Debtor conditional;

(10)         did not arise out of any sale made on an advanced billing, bill and hold (except as otherwise provided under subsection (4) above), dating or delayed shipment basis;

(11)         did not arise out of any sale respecting which such Borrower’s obligations have been bonded or to the extent such sale is subject to any retainage requirement;

(12)         is owed by an Account Debtor as to which any Borrower has received no notice and has no knowledge of bankruptcy, insolvency or other facts which make collection doubtful, and has not been turned over to a collection agency or attorney;

(13)         respecting which the Account Debtor is not located in any state denying creditors access to its courts in the absence of such creditor’s qualification to conduct business as a foreign corporation in such state or complying with other filing or reporting requirements, unless such applicable Borrower has made all legally required filings and reports, obtained any necessary authorizations or certificates to do business, and paid any applicable taxes and/or fees to the applicable state agency in such state;

(14)         is not an Account from any Account Debtor (other than Federal agencies of the United States government) to the extent that such Account, individually or in the aggregate with all Accounts from such Account Debtor exceeds an amount equal to 20% of the aggregate of all Accounts at such date from any Account Debtor; and

(15)         after ten (10) days prior notice to Borrowers, has not been designated by Bank in its reasonable discretion as otherwise ineligible or unacceptable for any reason by notice to Borrowers setting forth the reason for such designation.

References to percentages of Accounts are based on dollar amount of Accounts, and not number of Accounts.

“Eligible Inventory” means at any time that portion of any Borrower’s raw materials or finished goods, free from defects, as to which the Bank has a perfected first priority Lien.  “Eligible Inventory” does not include any of the following:

(1)           catalogs and other promotional materials of any kind;

(2)           any damaged, defective or recalled items;

(3)           any obsolete items;

(4)           any items used as demonstrators, prototypes or salesmen’s samples;

(5)           any items of inventory which have been consigned to any Borrower or as to which any person or entity claims a Lien;

(6)           any items of inventory which have been consigned by a Borrower to a consignee;

(7)           packing, packaging and shipping materials;

(8)           work-in-process;

(9)           inventory located on premises leased by a Borrower from a landlord with whom the Bank has not received a landlord’s waiver on terms satisfactory to the Bank (provided, however, with respect to Borrowers’ location in Kentucky, Borrowers shall use best efforts to obtain said landlord’s waiver but failure to obtain said waiver shall not, by itself, result in the inventory located in such location as being ineligible);

(10)           inventory in the possession of a bailee who has not acknowledged to the Bank such bailee holds said inventory for the benefit of the Bank and shall act upon the instructions of the Bank, without the further consent of the Borrowers;

(11)           perishable items of produce; and

(12)           inventory located at foreign vendors or locations.

Eligible Inventory shall be valued at lower of (a) cost, (b) market value, or (c) the valuation consistent with that employed in the preparation of the financial statements of the Borrowers required under this Agreement.  Anything to the contrary notwithstanding, the Bank shall have the right, in its sole and absolute reasonable discretion, to classify any inventory as not being Eligible Inventory.

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s failure to comply or requirements with respect to future compliance with any Environmental Law in connection with any activity or operations at any time conducted by the Borrower, (2) relating to the occurrence or presence of or exposure to, or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at the Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility, and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof, and (3) any material violation or alleged material violation of any relevant Environmental Law.

“Equity Securities” shall mean equity securities of Orbit, including any securities convertible into equity securities of Orbit.

 “ERISA” means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any corporation or trade or business, which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Borrower or is under common control (within the meaning of Section 414(c) of the Code) with a Borrower.

“Event of Default” means any of the events specified in Section 8.01 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            “Excess Availability” means the difference between (a) the Borrowing Base and (b) the outstanding principal amount of the Line of Credit Loans.

“Excluded Taxes” means with respect to Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers under this Agreement or the Loans, (1) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Bank, in which its applicable lending office is located, and (2) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable Borrower is located.

“Executive Officer” shall mean any of the Chief Executive Officer, the President, Vice President, the Chief Financial Officer or the Secretary of the Administrative Borrower or any other Borrower, as applicable, and their respective successors, if any, designated by the board of directors of the Administrative Borrower or such other Borrower.

“Fiscal Year” means each period from January 1 to December 31.

“GAAP” means generally accepted accounting principles as then in effect in the United States.

“Good Faith Contest” means the contest of an item if (1) the item is diligently contested in good faith by appropriate proceedings timely instituted, (2) adequate reserves are established with respect to the contested item, (3) during the period of such contest, the enforcement of any contested item is effectively stayed, and (4) the failure to pay or comply with the contested item has not and could not reasonably be expected to result in a Material Adverse Change (if such Good Faith Contest is in connection with failure to pay Debt under Section 6.01 herein, it shall not be necessary for Borrowers to institute any proceedings).

“Governmental Approvals” means any authorization, consent, or approval of, or any license, permit, or certification issued by, or any exemption of, registration or filing with or report or notice to, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any pollutant, contaminants, toxic or hazardous wastes or other substances regulated by Environmental Law, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement, any foreign currency exchange agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of a Person, and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intangible Assets” means all intangible assets of the Borrowers properly classified as such in accordance with GAAP, including, but without limitation, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits and goodwill.

“Interest Payment Date” means (1) in the case of a Prime Rate Loan, the first day of each month and the date such Loan is converted to a LIBOR Loan and the Maturity Date, and (2) in the case of a LIBOR Loan, the last day of the applicable Interest Period.

“Interest Period” shall mean with respect to any LIBOR Loan:

(a)           initially, the period commencing on the date such LIBOR Loan is made and ending one, two or three months thereafter, as selected by the Administrative Borrower on behalf of the Borrowers in its Notice of Borrowing, provided, in each case, in accordance with the terms of Article II hereof; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months (subject to availability) thereafter, as selected by the Administrative Borrower on behalf of the Borrowers by irrevocable written notice to the Bank not later than 11:00 a.m. New York, New York time three Business Days prior to the last day of the then current Interest Period with respect to such LIBOR Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           if the Administrative Borrower shall fail to give notice as provided in clause (b) above, the Administrative Borrower shall be deemed to have requested conversion of the affected LIBOR Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto1;

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)           no more than four (4) Interest Periods with respect to the Loans may exist at any one time; and

(v)           the Administrative Borrower on behalf of the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such LIBOR Loan.

“Joinder Agreement” means the Joinder Agreement in the form attached as Exhibit E to be executed and delivered by any Subsidiary of the Borrowers who is required to execute the same pursuant to Section 6.11 hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

 “Law” means any treaty, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree, judgment or agreement with a Governmental Authority.

“LIBOR Loan” means any and all of the Loans bearing interest based on the LIBOR Rate.

“LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page, or any successor to or substitute, providing rate quotations comparable to those currently provided on such page, as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Loan for such Interest Period shall be at the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing). To clarify this definition, assets provided under and pursuant to an operating lease are not subject to a Lien.

1 Please note that the Bank’s systems cannot accommodate auto-rollovers –notice of conversion or continuation will be required.

“Line of Credit Commitment” means the principal sum of $6,000,000.

“Line of Credit Loans” has the meaning specified in Section 2.01.

“Line of Credit Note” means a promissory note of the Borrowers payable to the order of the Bank, in substantially the form of Exhibit A annexed hereto, evidencing the aggregate indebtedness of the Borrower to the Bank resulting from Line of Credit Loans made by the Bank to the Borrowers pursuant to this Agreement.

“Loan” or “Loans” means the Line of Credit Loans, or any or all of the same as the context may require and includes Prime Rate Loans and LIBOR Loans, as the context may require.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Agreement, the Loan Management Agreement, any Related Hedging Agreement and each other agreement executed in connection with the transactions contemplated hereby or thereby.

“Loan Management Agreement” means the Loan Management Agreement, dated the date hereof, by and between the Bank and the Administrative Borrower.

 “Material Adverse Change” means either (1) a material adverse change in the status of the business, assets, liabilities, results of operations, conditions (financial or otherwise), or property of Orbit or of the Borrowers (when taken as a whole), or (2) any event or occurrence of whatever nature which could reasonably be expected to have a material adverse effect on the ability of the Borrowers (when taken as a whole) to perform their obligations under the Loan Documents to which they are a party or (3) a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights or remedies of Bank under such Loan Documents.

“Maturity Date” means November 8, 2013.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrowers or any ERISA Affiliate.

“Note” means the Line of Credit Note.

“Notice of Borrowing” shall mean the Notice of Borrowing substantially in the form attached hereto as Exhibit C.

“Obligations” means all obligations, liabilities and indebtedness of each Borrower to the Bank, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, all obligations, liabilities and indebtedness of the Borrowers arising under this Agreement, the Note or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Borrowers with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, obligations under any Related Hedging Agreement, any Banking Services Obligations and all fees, costs, expenses and indemnity obligations of the Borrowers hereunder or under any other Loan Document (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that, but for the filing of  petition in bankruptcy with respect to any Borrower, would accrue on such obligations, whether or not a claim is allowed against the Borrowers for such interest in the related bankruptcy proceeding.  The Obligations of the Borrowers shall be joint and several.

“Orbit” has the meaning set forth in the introductory paragraph hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or the Note or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means each of the Liens permitted under Section 6.03 hereof.

“Person” means an individual, partnership (including limited liability partnerships), limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by any Borrower or any ERISA Affiliate.

 “Prime Rate” means the rate per annum publicly announced by the Bank from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.

“Prime Rate Loan” means any or all of the Loans bearing interest based upon the Prime Rate.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

“Related Hedging Agreements”  means, collectively, all Hedging Agreements which are now or hereafter entered into or maintained by a Borrower with the Bank or an Affiliate of the Bank.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“SEC” means the Security and Exchange Commission.

“Security Agreement” means the Security Agreement in the form attached hereto as Exhibit B to be executed and delivered on the Closing Date by the Borrowers, and by any Person who may be required to execute the same pursuant to Section 6.11 hereof, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (2) the present fair salable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Debt of any Person owing by a Borrower or any of its Consolidated Subsidiaries which have been subordinated by such Person to the Debt owing by the Borrowers to the Bank pursuant to an agreement satisfactory to the Bank in all respects.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or joint venture whether now existing or hereafter organized or acquired (1) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (2) in the case of a partnership, limited liability company or joint venture, of which a majority of the partnership, membership or other ownership interests are at the time owned by such Person and/or one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholding imposed by any Governmental Authority on Bank in connection with, or based upon, this Agreement or any of the other Loan Documents.

“Type” refers to whether the rate of interest on all or any portion of the Loan is determined by reference to the Prime Rate or the LIBOR Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as promulgated by the American Law Institute and the National Conference of Commissioners on Uniform State Laws in the form adopted by the jurisdiction where the financing statement in question is filed.

Section 1.02.  Rules of Construction.  When used in this Agreement (1) "or" is not exclusive, (2) a reference to a Law includes any amendment or modification to such Law, (3) a reference to a Person includes its permitted successors and permitted assigns, and (4) unless otherwise provided for in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents.

Section 1.03.  Accounting Principles and Terms.  Except as otherwise provided in this Agreement, (1) all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with GAAP, and (2) all accounting terms used in this Agreement shall have the meaning ascribed to such terms by such principles.

ARTICLE II.   AMOUNT AND TERMS OF THE LOANS

Section 2.01.  The Line of Credit Loans.  (a)  The Bank agrees, on the date of this Agreement, on the terms and conditions of this Agreement (including the conditions set forth in Section 3.02 hereof) and in reliance upon the representations and warranties set forth in this Agreement, to lend to the Administrative Borrower on behalf of the Borrowers prior to the Maturity Date such amounts as the Administrative Borrower may request from time to time (individually, a “Line of Credit Loan” and collectively, the “Line of Credit Loans”), which amounts may be borrowed, repaid and reborrowed, provided, however, that the aggregate amount of such Line of Credit Loans outstanding at any one time shall not exceed the lesser of (i) the Borrowing Base or (ii) the Line of Credit Commitment.

(b)  The initial Line of Credit Loan made by the Bank shall be made against delivery to the Bank of the Line of Credit Note, payable to the order of the Bank, as referred to in Section 2.02 hereof.  The Bank will make available each requested Line of Credit Loan to the Administrative Borrower on behalf of the borrowers by crediting the proceeds thereof into an account of the Administrative Borrower at the Bank’s Office on the date and in the amount set forth in the applicable request for borrowing.

(c)  The Administrative Borrower on behalf of the Borrowers shall give the Bank a Notice of Borrowing not later than 11:00 a.m., New York, New York time, three (3) Business Days prior to the date of each proposed LIBOR Loan under this Section 2.01 or prior to 11:00 a.m. New York, New York time on the date of each proposed Prime Rate Loan under this Section 2.01.  Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the proposed use of the loan proceeds, (iii) initial Interest Period if a LIBOR Loan, and (iv) the proposed Borrowing Date.  Except for borrowings which utilize the full remaining amount of the Line of Credit Commitment or as provided in the Loan Management Agreement, each borrowing of a Prime Rate Loan shall be in an amount not less than $100,000 or, if greater, whole multiples of $50,000 in excess thereof.  Each borrowing of a LIBOR Loan shall be in an amount not less than $100,000 or whole multiples of $50,000 in excess thereof.

(d)  The Administrative Borrower on behalf of the Borrowers shall have the right, upon not less than three Business Days’ prior written notice to the Bank to terminate the Line of Credit Commitment or from time to time to permanently reduce the amount of the Line of Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Outstandings would exceed the lesser of (i) the Borrowing Base or (ii) the Line of Credit Commitment as then reduced; provided, further, that any such termination or reduction requiring prepayment of any LIBOR Loan shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing pursuant to Section 2.13 as a result of such termination or reduction.  Any such reduction shall be in the amount of $250,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Revolving Credit Commitment then in effect.

(e)  The agreement of the Bank to make Line of Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Maturity Date.  Upon such termination, the Borrowers shall immediately repay in full the principal amount of the Line of Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

Section 2.02.    Line of Credit Note.  (a) The Line of Credit Loans shall be evidenced by the Line of Credit Note of the Borrowers.  The Line of Credit Note shall be dated the date hereof and be in the principal amount of the Line of Credit Commitment and shall mature on the Maturity Date, at which time the entire outstanding principal balance and all interest thereon shall be due and payable.  The Line of Credit Note shall be entitled to the benefits and subject to the provisions of this Agreement.

(b)  At the time of the making of each Line of Credit Loan and at the time of each payment of principal thereon, the holder of the Line of Credit Note is hereby authorized by the Borrowers to make the proper notation in the books and records of the Bank.

Section 2.03.  Payment of Interest on All Loans.  (a) The Borrowers shall pay interest to Bank on the outstanding and unpaid principal amount of all of the Loans then outstanding at a rate per annum as follows (1) for a Prime Rate Loan at a rate equal to the Prime Rate plus the Applicable Margin, and (2) for a LIBOR Loan at a rate equal to the LIBOR Rate plus the Applicable Margin. Any change in the interest rate based on the Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.  Interest on the Loans then outstanding shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on the Loans then outstanding shall be payable on each Interest Payment Date. The applicable Prime Rate and LIBOR Rate shall be determined by Bank, and such determination shall be conclusive absent manifest error.

(b)  Any principal or interest not paid when due (at maturity, by acceleration, or otherwise) shall bear interest from the date when due until paid in full, payable on demand, at the Default Rate.  In addition, there shall be a late charge imposed of five (5%) percent of the delinquent amount for each payment which is not paid when due.  Notwithstanding the foregoing, during the continuance of an Event of Default, at the option of Bank, the Loans will bear interest at the Default Rate.

(c)  Anything in this Agreement or in the Note to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Bank to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Bank limiting the rates of interest that may be charged or collected by the Bank.  In each such event payments of interest required to be paid to the Bank shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Bank.  If the provisions of this Agreement or the Note would at any time otherwise require payment by the Borrowers to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Bank shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount.  To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under any Note in an amount less than the amount otherwise provided herein or in the Note, such deficit (hereinafter called the “Interest Deficit”) will accumulate and will be carried forward (without interest) until the termination of this Agreement.  Interest otherwise payable to the Bank hereunder and under any Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by applicable law.

Section 2.04.    Interest Periods.  In the case of each LIBOR Loan, the Administrative Borrower shall select an Interest Period in accordance with the definition of the term “Interest Period”, subject to the following limitations (1) no Interest Period shall have a duration of less than one (1) month, and (2) no Interest Period of particular duration with respect to a LIBOR Loan may be selected by the Administrative Borrower if Bank determines, in its sole discretion, that a LIBOR Loan with such maturities are not generally available.

Section 2.05.     Inability to Determine Interest Rate.  In the event that the Bank shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining LIBOR applicable pursuant to Section 2.04 for any requested Interest Period with respect to (a) the making of a LIBOR Loan, (b) a LIBOR Loan that will result from the requested conversion of a Prime Rate Loan into a LIBOR Loan, or (c) the renewal of a LIBOR Loan beyond the expiration of the then current Interest Period with respect thereto, the Bank shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Administrative Borrower of such determination.  Until the Bank notifies the Administrative Borrower that the circumstances giving rise to the suspension described herein no longer exist, neither the Administrative Borrower nor any Borrower shall have the right to request or continue a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan.

Section 2.06.    Illegality.  Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful for the Bank to make or maintain LIBOR Loans as contemplated by this Agreement, the Bank shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, to the Administrative Borrower whereupon until the Bank notifies the Administrative Borrower that the circumstances giving rise to such suspension no longer exist, and (a) the commitment of the Bank to make and to allow conversion to or continuations of LIBOR Loans shall forthwith be suspended for the duration of such illegality and (b) the Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans on the next succeeding last day of each Interest Period applicable to such LIBOR Loans or, within such earlier period as may be required by law.  The Borrower shall pay to the Bank, upon demand, any additional amounts required to be paid pursuant to Section 2.13 hereof.

Section 2.07.    Renewals and Conversions.  The Administrative Borrower may elect from time to time to convert all or a part of one Type of Loan into another Type of Loan or to renew all or part of a Loan by giving Bank written notice (effective upon receipt) at least one (1) Business Day before the conversion into a Prime Rate Loan, and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying (1) the renewal or conversion date, (2) the amount of the Loan to be converted or renewed, and (3) in the case of conversions, whether the Loan is to be converted into a Prime Rate Loan or a LIBOR Loan, provided that (1) after such renewal or conversions the minimum principal amount of the outstanding LIBOR Loan with the same Interest Period shall be $250,000, (2) LIBOR Loans can only be renewed or converted on the last day of the Interest Period for such LIBOR Loan, and (3) LIBOR Loans can only be renewed or converted if there are no outstanding Defaults or Events of Default.

All notices given under this Section shall be irrevocable and shall be given not later than 11:00 a.m. (New York City time) on a Business Day which is not less than the number of Business Days specified above for such notice.  If the Administrative Borrower fails to give Bank the notice specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period of such LIBOR Loan, such LIBOR Loan shall automatically be converted into a Prime Rate Loan on the last day of the Interest Period for such LIBOR Loan.

Section 2.08.     Method of Payment.  The Borrowers shall make each payment under this Agreement and under the Note not later than 11:00 a.m. (New York City time) on the date when due in Dollars to Bank at Bank’s Office in immediately available funds. The Borrowers hereby authorize Bank to charge against account no. ______________, an account of a Borrower with Bank, each payment under this Agreement and under the Note when due. Whenever any payment to be made under this Agreement or under the Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

Section 2.09.     Prepayments.

(a)  The Borrowers at any time and from time to time if the Loans to be repaid are Prime Rate Loans, or on the last day of the applicable Interest Period if the Loans to be repaid are LIBOR Loans,  without premium or penalty except as provided in Section 2.14, upon not less than three Business Days’ irrevocable written notice to the Bank with respect to prepayments of LIBOR Loans and on the same Business Day irrevocable written notice with respect to Prime Rate Loans, specifying the date and amount of repayment and whether such repayment is of LIBOR Loans or Prime Rate Loans, or a combination thereof, and if a combination thereof, the amount of repayment allocable to each.  If such notice is given, the Borrowers shall make such repayment and the payment amount specified in such notice shall be due and payable, on the date specified therein, together with accrued interest to such date on the amount repaid to the Bank.  Partial prepayments pursuant to this Section 2.9 shall be in an aggregate principal amount of (x) except as provided in the Loan Management Agreement, $100,000 or whole multiples in excess thereof with respect to Prime Rate Loans and (y) $100,000 or whole multiples of $50,000 in excess thereof with respect to LIBOR Loans.

(b)  To the extent that the Aggregate Outstandings exceeds the lesser of (i) the Borrowing Base as in effect at any time or (ii) the Line of Credit Commitment as then in effect, the Borrowers shall immediately prepay the Line of Credit Loans to the extent necessary to cause compliance therewith.

(c)  Each prepayment of principal of a Loan pursuant to this Section 2.09 shall be accompanied by accrued interest to the date prepaid on the amount prepaid.  Prepayments of LIBOR Loans shall be accompanied by the amounts, if any, due pursuant to Section 2.13.

Section 2.10.     Use of Proceeds.  On the Closing Date a portion of the proceeds of the Line of Credit Loans shall be used by the Borrowers to refinance the existing indebtedness of the Borrowers owing to Capital One, N.A. as of the Closing Date.  Thereafter, the proceeds of the Line of Credit Loans shall be used to finance the Borrowers’ working capital and general corporate requirements in the ordinary course of business.  Borrowers will not, directly or indirectly, use any part of the proceeds of the Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

Section 2.11.     Taxes.  Any and all payments by or on account of any obligation of Borrowers under this Agreement and each Note shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (1) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deductions been made, (2)  Borrowers shall make such deductions and (3) Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  In addition, Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

The Borrowers shall indemnify Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Bank on or with respect to any payment by or on account of any obligation of Borrowers under this Agreement or the Note (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrowers by Bank shall be conclusive absent manifest error.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, Borrowers shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

If Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay over such refund to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrowers, upon the request of Bank, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Bank in the event Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

Section 2.12.     Increased Costs.  (a) If any Change in Law shall: (1) shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Note or any Loan, or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of the Bank or lending office of the Bank and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Bank’s Banking Office is located, or by any jurisdiction  in which the Bank is organized, has its principal office or is managed and controlled); or (ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank; or (iii)shall impose on the Bank any other condition, or change therein; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which the Bank deems material, then, in any such case, the Borrowers shall pay the Bank, such additional amount or amounts as the Bank shall have determined will compensate the Bank for such increased costs or reduction.

           (b)           If Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

           (c)           A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in the prior paragraphs of this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error unless Administrative Borrower gives written notice of reasonable exception within twenty (20) days after receipt. The Borrowers shall pay Bank the amount shown as due on any such certificate within ten (10) days after final determination of such costs.  Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation.

Section 2.13.     Break Funding Payments.  In the event of (1) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto then, in any such event, Borrowers shall indemnify the Bank and hold the Bank harmless for the loss, cost and expense attributable to such event, including, without limitation, interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain LIBOR Loans hereunder.  In the case of a LIBOR Loan, such loss, cost or expense to Bank shall be deemed to include an amount reasonably determined by Bank to be the excess, if any, of (1) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (2) the amount of interest which would accrue on such principal amount for such period at the interest rate which Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. The Borrowers shall pay Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

ARTICLE III.   CONDITIONS PRECEDENT

Section 3.01.     Conditions Precedent to All Loans.  The obligation of Bank to enter into this Agreement and to make the Loans is subject to the condition precedent that Bank shall have received on or before the Closing Date each of the following, each in form and substance satisfactory to Bank and its counsel:

(1)       Certificates of Secretary. A certificate of the Secretary of each Borrower, dated the Closing Date, certifying to (a) the certificate of incorporation, and the by-laws of each respective Borrower and all amendments to such certificate or by-laws, (b) all corporate actions taken by each respective Borrower, including resolutions of their respective directors and, if required, shareholders, authorizing the execution, delivery and performance of each of the Loan Documents to which they are each a party and each other document or agreement to be delivered pursuant to any of the Loan Documents, and (c) the names and true signatures of the each party authorized to act on behalf of each Borrower.

(2)      Good Standing Certificates/Certificates of Existence. Certificates of the Secretary of State (or other appropriate official) of the jurisdiction of formation of each Borrower, dated reasonably near the Closing Date, certifying to the due formation and good standing/legal existence of each Borrower. For each jurisdiction in which a Borrower is required to be qualified to conduct business, a certificate of the Secretary of State (or other appropriate official) of such jurisdiction, dated reasonably near the Closing Date, certifying to the due qualification, authority and good standing/legal existence of such Borrower in such jurisdiction.

(3)       Note.  The Line of Credit Note duly executed and delivered by the Borrowers.

(4)      Security Agreement.  The Security Agreement, which shall be duly executed and delivered by the Borrowers, together with Uniform Commercial Code searches identifying all financing statements on file with respect to each Borrower in all applicable jurisdictions indicating that no Person, other than Bank, has a Lien (other than a Permitted Lien) on any of the Collateral as to which perfection is obtained by the filing of a financing statement.

(5)       Evidence of Insurance.  Evidence that (a) all insurance required to be maintained under the Loan Documents is in full force and effect, and (b) to the extent required under the Loan Documents, Bank has been designated a loss payee and additional insured under such insurance.

(6)       Landlord’s Waiver.  With respect to Orbit’s leased premises located at 80 Cabot Court, Hauppauge, New York, a landlord’s waiver, in form and substance satisfactory to Bank and its counsel.

(7)       Certificate.  The following statements shall be true and Bank shall have received a certificate signed by a duly authorized representative of each Borrower (dated the Closing Date) stating that: (a) the representations and warranties contained in each of the Loan Documents are correct on and as of the Closing Date, as though made on and as of such date, and (b) no Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this Agreement and the other Loan Documents.

(8)       Opinion of Counsel.  A favorable opinion of counsel to each Borrower.

(9)       Repayment of Prior Credit Facilities.  Confirmation of the amounts required to repay all obligations due to Capital One, N.A. to be refinanced with the proceeds of the Loans together with confirmation that the Liens which secure such credit facilities will be terminated upon repayment of such obligations.  Simultaneously with the making of the initial Line of Credit Loan, the Bank shall receive confirmation that Capital One, N.A. has received payment in full and shall have delivered or released to the Bank (or authorized the Bank to file) its termination documents.

(10)     Borrowing Base Certificate.  Receipt of a Borrowing Base Certificate with (a) an accounts receivable aging schedule (from the end of the previous month) (including the scheduling of all respective due dates and cancel dates and setting forth those due more than 30 days, 60 days, 90 days, 120 days and over 121 days) certified to be true and correct by the Chief Financial Officer of the Administrative Borrower, and (ii) a summary report of inventory (from the previous quarter end) broken down by raw material, finished goods and work-in-process.

(11)     Fees and Expense. Payment of all fees and expenses required to be paid in accordance with the Loan Documents, including the fees and expenses of counsel to Bank.

(12)     No Material Adverse Change.  Receipt of satisfactory evidence that, since June 30, 2012, there has been no (i) material adverse change in the business, operations, performance, properties, prospects or condition (financial or otherwise) of any Borrower, or (ii) event, development, state of facts, change, circumstance, occurrence, condition or effect that, either individually or in the aggregate, has materially impaired or would reasonably be expected to materially impair the ability of the Borrowers, taken as a whole, to perform any of their obligations to be contained in the Loan Documents.

(13)    No Litigation.  Receipt of satisfactory evidence that there exists no action, suit, investigation, litigation or proceeding affecting any Borrower pending or, to the knowledge of any Borrower, threatened before any court, governmental agency or arbiter that could reasonably be expected to be adversely determined against such Borrower and, if so adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

(14)     Consents and Approvals.  All governmental and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Bank) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Bank that imposes materially adverse conditions upon the transactions contemplated hereby.

(15)     Field Examination. Prior to the Closing Date, the Bank shall have received the result of a field examination of the collateral of the Borrowers and all related books and records, the results of which shall be satisfactory to the Bank in all respects.

(16)     Chief Financial Officer Certificate. The Bank shall have received a certificate from the Chief Financial Officer of Orbit certifying that the consolidated financial statements of Orbit and its Subsidiaries for the fiscal year ended December 31, 2011, as audited by EisnerAmper LLP, and the interim consolidated financial statements of Orbit and its Subsidiaries for the fiscal six month period ended June 30, 2012, as prepared by management of Borrowers, fairly reflect the financial condition of the Borrowers as of such dates, and since each such date there has not been a Material Adverse Change.

(17)     Due Diligence.  The Bank shall have received and completed their due diligence with respect to the Borrowers, including, bank checkings, trade checkings, customer checkings, litigation checkings and background checks and the Bank shall have been satisfied with the results thereof.

(18)     Other Information, Documentation.  The Bank shall have received such other and further information and documentation as it may reasonably require, including, but not limited to, any information or documentation relating to compliance by the Borrowers with the requirements of all Environmental Laws.

(19)     Completion of Proceedings.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to the Bank and its counsel.

(20)    Additional Documentation.  Bank shall have received such other approvals, opinions and documents as Bank may reasonably request.

Section 3.02     Conditions Precedent to All Line of Credit Loans.  The obligation of Bank to make each Line of Credit Loan after the Closing Date is subject to the further conditions precedent that on the date of making such Line of Credit Loan:

(1)  Request for Advance.  The Bank shall have received the request for advance duly executed by the Administrative Borrower in the form attached hereto as Exhibit C.

(2)  Representations and Warranties, No Defaults or Events of Default. The following statements shall be true:

(a)  The representations and warranties contained in each of the Loan Documents are correct, in all material respects, on and as of the date of making such Line of Credit Loan as though made on and as of such date (except for such representations and warranties that speak as of a specific date, which shall be true and correct in all material respects at and as of that time),

(b)  No Default or Event of Default has occurred and is continuing, or would result from making such Line of Credit Loan, and

(3)  Additional Documentation.  Bank shall have received such other approvals, opinions or documents as Bank may reasonably request.

Each request for a Line of Credit Loan and acceptance by the Administrative Borrower on behalf of the Borrowers of the proceeds of such Line of Credit Loan constitute a representation and warranty that the statements contained in subsection (2) of this Section are true and correct both on the date of such request and, unless a Borrower otherwise notifies Bank prior to the receipt of the proceeds of such Line of Credit Loan, as of the date of making such Line of Credit Loan (except for such representations and warranties that speak as of a specific date, which shall be true and correct in all material respects at and as of that time).

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to Bank as follows:

Section 4.01.    Formation, Good Standing, Corporate Power and Due Qualification.  Each Borrower (1) is a corporation duly formed, validly existing, and in good standing/existence under the laws of the respective jurisdiction of its formation, (2) has the corporate power and authority to own its assets and to transact the business in which it now engages or proposes to engage in, and (3) is duly qualified as a foreign corporation and in good standing/existence under the laws of each jurisdiction in which such qualification is required, except where failure to so qualify is not reasonably likely to result in a Material Adverse Change.

Section 4.02.    Corporate Authority, No Contravention.  The execution, delivery and performance by the Borrowers of each Loan Document to which they are a party are within their respective corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (1) require any consent or approval of their shareholders which has not been obtained, (2) contravene their respective certificate of incorporation and by-laws, (3) violate any provision of any Law, order, writ, judgment, injunction, decree, determination, or award presently in effect applicable to them, (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which they are a party or by which they or their properties may be bound or affected, or (5) result in, or require, the creation or imposition of any Lien other than in favor of the Bank upon or with respect to any of the properties now owned or hereafter acquired by them.

Section 4.03.    Governmental Authority.  No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Borrower of any Loan Document to which it is a party.

Section 4.04.    Legally Enforceable Loan Documents.  Each Loan Document to which a Borrower is a party is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except to the extent that such enforcement may be limited by (1) applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally, or (2) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

Section 4.05.    Financial Statements.  The consolidated financial statements of Orbit International Corp. and its Subsidiaries for the fiscal year ended December 31, 2011, as audited by EisnerAmper LLP, and the interim consolidated financial statements of Orbit International Corp. and its Subsidiaries for the fiscal six month period ended June 30, 2012, as prepared by management of Borrowers, copies of which have been furnished to the Bank, fairly reflect the financial condition of the Borrowers as of such dates, and since each such date there has not been a Material Adverse Change.   Other than obligations and liabilities arising in the ordinary course of business, since June 30, 2012, there are no material obligations or liabilities contingent or otherwise, of the Borrowers which are required to be reflected or disclosed under GAAP, but which are not reflected or disclosed on such statements (other than obligations of Borrowers incurred in the ordinary course of business.

Section 4.06.     Material Adverse Change.  No Material Adverse Change has occurred since June 30, 2012.

Section 4.07.     Information.  No information, exhibit or report furnished by any Borrower or any other Person to Bank in connection with the Loan Documents or any transaction contemplated by any such Document or this Agreement or any other Loan Documents contained or contains, as the case may be, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. Each Borrower has disclosed to Bank in writing any and all facts known to such Borrower which relate to the business of such Borrower which are reasonably likely to result in a Material Adverse Change. Bank acknowledges that it has had a full opportunity to speak to representatives of each such Borrower or other Person with regard to any questions it has about any such information, exhibit or report.

Section 4.08.    Litigation.  There is no action, suit or proceeding pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower before any Governmental Authority or arbitrator which could, in any one case or in the aggregate, which could reasonably be expected to result in a Material Adverse Change.

Section 4.09.     Ownership and Liens.  The Borrowers each have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the Borrowers’ financial statements referred to in Section 4.05 hereof (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrowers and none of the leasehold interests of the Borrowers are subject to any Lien, except for Permitted Liens.

Section 4.10.     Subsidiaries.  Neither any Borrower nor any of its Consolidated Subsidiaries have any Subsidiaries, except for each of the entities listed on Schedule 4.10 hereto and except for TDL Manufacturing, Inc. and Orbit Instrument of California, Inc. which are each a Subsidiary of Orbit and are each inactive.

Section 4.11.     Compliance with Laws.  No Borrower is in violation of any Law or in default with respect to any judgment, writ, injunction or decree where such violation or default has resulted in, or could reasonably result in, a Material Adverse Change.  The Credit Parties each possess and are in compliance in all material respects with all Governmental Approvals required to conduct their respective business as now conducted and as presently proposed to be conducted.

Section 4.12.     Taxes.  Each Borrower has filed all tax returns (foreign, federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies due pursuant either to such returns or any assessment received by such Borrower.  The charges, accruals and reserves on the books of each Borrower for taxes or other governmental charges are adequate.

Section 4.13.     ERISA.  Each Borrower is in compliance in all material respects with all applicable provisions of ERISA applicable to such Borrower.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan.  No notice of intent to terminate a Plan has been filed nor has any Plan been terminated.  No circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings.  Neither any Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan.  Each Borrower and each ERISA Affiliate have met their respective minimum funding requirements under ERISA with respect to all of their respective Plans and there are no unfunded vested benefits.  Neither any Borrower nor any ERISA Affiliate have incurred any liability to the PBGC under ERISA.

Section 4.14.     Environmental Protection.  Each Borrower has obtained all Governmental Approvals, if any, required of such Borrower under all Environmental Laws.  The Borrowers are in compliance in all material respects with all such Governmental Approvals, all Environmental Laws, and all agreements entered into with any Governmental Authority under or pursuant to or with respect to any such Governmental Approval or Environmental Law.  The Borrowers have not received any Environmental Notice nor are the Borrowers aware that any Governmental Authority is contemplating delivering to any Borrower an Environmental Notice.  There are no governmental, administrative actions or judicial proceedings pending or, to the knowledge of any officer of the Borrowers, contemplated under any Environmental Laws to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Laws with respect to any of the properties of any Borrower.

Section 4.15.     No Defaults on Outstanding Judgments or Orders.  The Borrowers have satisfied all judgments against each Borrower and the Borrowers are not in default in any material respect with respect to (i) any judgment, writ, injunction, decree of any Governmental Authority or arbitrator or (ii) any rule, or regulation which could reasonably be expected to result in a Material Adverse Change.

Section 4.16.     Licenses and Intellectual Property.  The Borrowers each possess all licenses, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective business as now conducted and as presently proposed to be conducted, and the Borrowers are not in violation of any valid rights of others with respect to any of the items noted above.

Section 4.17.     Labor Disputes and Acts of God.  Neither the business nor the properties of any Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance).

Section 4.18.     Other Agreements.  The Borrowers are not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any organizational document restriction, which has resulted in, or is reasonably likely to result in, a Material Adverse Change.  The Borrowers are not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which they are a party which has resulted in or is reasonably likely to result in a Material Adverse Change.

Section 4.19.     Governmental Regulation.  The Borrowers are not subject to any Law limiting their ability to incur their obligations under any of the Loan Documents to which they are a party, including the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, or the Federal Power Act.

Section 4.20.     Solvent.  Each Borrower is Solvent.

Section 4.21.     Anti-Terrorism Laws.

(a)  General.  No Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)  Executive Order No. 13224.  No Borrower, or to Borrowers’ knowledge, any of their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)  A Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)  A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)  A Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)  A Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)  A Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)  A Person who is affiliated with a Person listed above.

ARTICLE V.   AFFIRMATIVE COVENANTS

Each Borrower, jointly and severally, covenants and agrees with the Bank that so long as the Line of Credit Commitment remains in effect, or any of the principal of or interest on the Note or any other Obligations hereunder shall be unpaid it will, and will cause each of their Subsidiaries (if any) to:

Section 5.01.     Maintenance of Existence.  Preserve and maintain their respective corporate existence and good standing/existence in the jurisdiction of their formation, and, if applicable, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

Section 5.02.     Maintenance of Records.  Keep adequate records and books of account in which complete entries reflecting all financial transactions will be made in material conformity with GAAP consistently applied.

Section 5.03.     Maintenance of Properties.  Maintain, keep and preserve all of their respective properties (tangible and intangible) necessary or useful in the proper conduct of their respective business in good working order and condition, ordinary wear and tear excepted.  To the extent necessary to conduct the business of each Borrower, preserve, protect, renew and keep in full force and effect their rights, licenses, permits, patents, trademarks, trade names and franchises.

Section 5.04.     Conduct of Business.  Continue to engage in a business of the same general type as conducted by them on the Closing Date.

Section 5.05.     Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations rated “A” or better by A.M. Best and Company in such amounts and covering such risks as is usually carried by companies engaged in the same or a similar business and similarly situated.

Section 5.06.     Compliance With Laws.  Comply in all material respects with all applicable Laws and Governmental Approvals, such compliance to include, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon them or upon their respective property except in the case of taxes, such taxes are the subject of a Good Faith Contest. Without limiting the generality of the foregoing sentence, comply with all applicable Environmental Laws and pay or cause to be paid all costs and expenses incurred in connection with such compliance.

Section 5.07.     Right of Inspection; Field Exams.  Upon reasonable notice and at any reasonable time and from time to time, permit Bank or any agent or representative of Bank at Bank’s expense (1) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrowers or, and (2) to discuss the affairs, finances and accounts of the Borrowers, with any of their officers, and directors, and the independent accountants for the Borrowers, as applicable.  In addition, the Bank shall have the right to obtain a field examination of the Borrowers’ Accounts and inventory, at Borrowers’ expense, by the Bank’s field examiner or an outside firm engaged by the Bank, in either case at Borrowers’ expense, at any time provided that so long as no Event of Default has occurred and is continuing, such field examination shall not be required more than once in any twelve (12) month period.

Section 5.08.     Other Agreements.  Perform and comply with each of the provisions of each and every agreement to which they are each a party where the failure to perform or comply could reasonably be expected to result in a Material Adverse Change.

Section 5.09.     Payment of Obligations.  Promptly pay all Debt and other obligations when due and payable, except where such Debt or other obligations are being contested pursuant to a Good Faith Contest.

Section 5.10.     Reporting Requirements.  Furnish to Bank:

(1)  Quarterly Financial Statements.  As soon as available, and in any event within seventy five (75) days after the end of each fiscal quarter of each Fiscal Year of the Borrowers, a financial statement and 10Q Report of Orbit and its Subsidiaries, presented on a consolidated basis with all its present and future Subsidiaries for such fiscal quarter, all such financial statements to include balance sheets with related statements of income and retained earnings and statements of cash flows of the Borrowers, all in reasonable detail and setting forth in comparative from the figures for the corresponding period of the previous Fiscal Year, prepared by the Borrowers, all such financial statements to be prepared in accordance with GAAP, subject to normal year-end adjustments.

(2)  Annual Financial Statements.  As soon as available, and in any event within 105 days of the end of each Fiscal Year of the Borrowers, annual audited financial statements and 10K Report of Orbit and all of its Subsidiaries, presented on a consolidated basis with all present and future Subsidiaries and related party entities for such Fiscal Year, all such financial statements to include balance sheets with related statements of income and retained earnings and statements of cash flows of the Borrowers, all in reasonable detail and setting forth in comparative form the figures for the previous Fiscal Year, together with an unqualified opinion by EisnerAmper LLP or another independent certified public accounting firm selected by the Borrowers and reasonably satisfactory to the Bank, all such financial statements to be prepared in accordance with GAAP.

(3)  Certificate of Chief Financial Officer.  Accompanying the quarterly and annual financial statements to be delivered under subsections (1) and (2) above, a calculation of financial covenants required in Article VII hereof and a statement signed by the Chief Financial Officer of Orbit certifying, to his knowledge, to the accuracy of the information and compliance with all financial and non-financial covenants;

(4)  Borrowing Base Certificate.  Within fifteen (15) days of the end of each month, a Borrowing Base Certificate with (i) an accounts receivable aging schedule (including the scheduling of all respective due dates and cancel dates and setting forth those due more than 30 days, 60 days, 90 days, 120 days and over 121 days) and (ii) the related quarterly summary report of inventory relating to such period broken down by raw material, finished goods and work-in-process which quarterly summary report shall be as of the date of the end of the most recent fiscal quarter (provided that, any such inventory report to be delivered in the month immediately succeeding the end of any fiscal quarter shall be as of the date of the end of the prior fiscal quarter).

(5)  Management Letters.  Promptly after their receipt, copies of all management letters or reports submitted to the Borrowers by their independent public accountants in connection with the examination of the financial statements of the Borrowers made by such accountants.

(6)  Litigation.  Promptly after their commencement, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator involving or affecting any Borrower, which, if determined against such Borrower, would reasonably be expected to result in a Material Adverse Change.

(7)  Notice of Defaults and Events of Default.  As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default.

(8)  Insurance.  Promptly after the occurrence of any casualty, damage or loss to any Borrower, whether or not giving rise to a claim under any insurance policy, in an amount greater than $100,000.00 notice of such event, together with copies of any documents relating to such event, including copies of any such claim, in possession or control of such Borrower or any agent of such Borrower, and immediately after the occurrence thereof, written notice of any cancellation of any insurance policy required to be maintained by the Borrowers pursuant to any of the Loan Documents.

(9)  Environmental Notices.  Promptly after their receipt, copies of all Environmental Notices received by a Borrower.

(10)    Material Adverse Change.  As soon as possible and in any event within three (3) Business Days after the occurrence of any event or circumstance which has resulted in, or could result in, a Material Adverse Change, written notice of such event or circumstance.

(11)    ERISA Reports.  Promptly after their filing or receipt, copies of all reports, including annual reports, and notices which the Borrowers file with or receive from the PBGC or the U.S. Department of Labor under ERISA, and as soon as possible and in any event within three (3) Business Days after any Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or any Borrower or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrowers will deliver to Bank a certificate of the chief financial officer of the Borrowers setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrowers propose to take with respect to such Event, Transaction or termination.

(12)    General Information.  Such other information respecting the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of any Borrower as Bank may reasonably request from time to time.

Section 5.11.    New Subsidiaries.  Within ten (10) days after any Person becomes a Subsidiary of any Borrower, (1) give the Bank written notice of same, and (2) cause such to execute and deliver a Joinder Agreement in order to become a Borrower under and to be bound by the provisions of this Agreement, the Note and the Security Agreement, and in connection therewith shall deliver or cause to be delivered such proof of corporate action, incumbency of officers and other documents (including opinions of counsel) as are consistent with those delivered as to each Borrower pursuant to Section 3.01 hereof on the Closing Date, or as the Bank may request, each in form and substance satisfactory to the Bank.

Section 5.12.    Operating Account.  Each Borrower shall maintain its primary operating account at, and majority of cash balances with, the Bank, including cash management services.

ARTICLE VI.     NEGATIVE COVENANTS

Each Borrower, jointly and severally, covenants and agrees with the Bank that so long as the Line of Credit Commitment remains in effect, or any of the principal of or interest on the Note or any other Obligations hereunder shall be unpaid it will not, and will not directly or indirectly cause or permit any of its Subsidiaries (if any) to:

Section 6.01.    Debt.  Create, incur, assume, or suffer to exist, any Debt, except (1) Obligations owing to the Bank, (2) current operating liabilities (other than for borrowed money) which are not more than one hundred twenty (120) days past due, incurred in the ordinary course of business and paid within the specified time, unless they are the subject of a Good Faith Contest, (3) Debt secured by Permitted Liens, and (4) Debt which is subordinated on terms and provisions and pursuant to documentation acceptable to Bank to Debt owed to Bank.

Section 6.02.   Guarantees.  Assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable for the obligations of any Person, including but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss, except (1) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (2) guaranties from one Borrower to another Borrower.

Section 6.03.     Liens.  Create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties or assets, now owned or hereafter acquired, except:

(1)  Liens in favor of Bank,

(2)  Liens for taxes or assessments or other governmental changes or levies if not yet due and payable or if they are due and payable they are the subject of a Good Faith Contest,

(3)  Liens imposed by Law, such as mechanic’s, materialmen’s, landlord’s, warehousemen’s, and carrier’s Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested pursuant to a Good Faith Contest,

(4)  Liens under worker’s compensation, unemployment insurance, social security, or similar legislation,

(5)  Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business,

(6)  Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured by such Liens are the subject of a Good Faith Contest,

(7)  Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the applicable Borrower of the property or assets so encumbered in the ordinary course of its business or materially impair the value of the property subject to such encumbrance,

(8)  Purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that: (a) any property subject to any of the foregoing is acquired by a Borrower in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition, (b) the Debt secured by any Lien shall not exceed $350,000, in the aggregate, and, as so created, assumed, or existing shall not exceed 100% of the purchase price of such property, (c) each such Lien shall attach only to the property so acquired and fixed improvements on such property and the proceeds thereof.

Section 6.04.    Lease Obligations.  Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases permitted by Section 6.03 hereof, and (2) leases existing on the date of this Agreement and any extensions or renewals thereof and other leases entered into after the date of this Agreement (other than Capital Leases) which, in the aggregate, do not require the Borrowers to make payments in excess of $1,000,000.00 in the aggregate in any Fiscal Year, subject to annual increases of not more than five percent (5%).

Section 6.05.    Investments.  Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except (1) direct obligations of the United States of America or any agency thereof backed by the full faith and credit of the United States of America with maturities of one (1) year or less from the date of acquisition, (2) commercial paper with maturities of one hundred eighty (180) days or less of a domestic issuer rated at least “A-1” by Standard & Poor’s Rating Group, a division of McGraw-Hill Companies or “P-1” by Moody’s Investors Service, Inc., (3) certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $1,000,000,000.00, (4) money market funds with assets in excess of $2,000,000,000.00, (5) the purchase of marketable securities in the ordinary course of Borrowers’ business, (6) the corporate bonds set forth on Schedule 6.05 annexed hereto and any corporate bonds purchased after the Closing Date which are rated BBB at the time of purchase provided at the time of any purchase of such additional corporate bonds the aggregate market value of all corporate bonds currently owned and to be purchased by the Borrowers shall not exceed $1,000,000.00 and (7) repurchases by Orbit of its Equity Securities, in an amount not in excess of $400,000, in the aggregate, in any calendar year, unless the Bank consents to a greater amount, which consent shall not be unreasonably withheld or delayed.

Section 6.06.    Sale of Assets.  Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets, except (1) inventory disposed of in the ordinary course of business and  (2) the sale or other disposition of assets no longer used or useful in the conduct of its business.

Section 6.07.     Fundamental Changes.  Merge or consolidate with, or change its form of business organization, or liquidate or dissolve (or suffer any liquidation or dissolution), or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material portion of its assets (whether now owned or hereafter acquired), to any Person or acquire from any Person assets which will constitute a material portion of any Borrower’s assets after giving effect to such acquisition, except, however, Borrowers may dissolve TDL Manufacturing, Inc. and Orbit Instrument of California, Inc. which are currently inactive.

Section 6.08.     Lines of Business.  Directly or indirectly engage in any business inconsistent with the general character of the business in which they are engaged on the Closing Date, or substantially alter the general character of their respective business.

Section 6.09.     Transactions With Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm’s length transaction with a Person not an Affiliate with the exception of (1) power supplies made by Behlman Electronics, Inc. for Integrated Consulting Services, Inc. and (2) displays made by Tulip Development Laboratory, Inc. for Orbit.

Section 6.10.     Name, Fiscal Year Accounting and Organizational Documents.  Change their names, their Fiscal Year, their method of accounting, except as required by GAAP, or any of the terms or provisions of their certificates of incorporation or by-laws or any other organizational document.

Section 6.11.     Distributions.  Declare or pay any dividends or distributions (other than dividends payable solely in capital stock) or purchase, redeem, retire, or otherwise acquire for value any of their respective capital stock or securities convertible into capital stock now or hereafter outstanding (provided the repurchase of stock shall be permitted only if such repurchase will not cause a violation of any financial covenants set forth in Article VII herein), or make any distribution of assets to stockholders as such, whether in cash, assets, or in obligations of any Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any capital stock, or make any other distribution by reduction of capital or otherwise in respect of any capital stock, or purchase or otherwise acquire for value any capital stock, except, as set forth above.

Section 6.12.     Prepayment of Debt.  Prepay any Debt, other than Debt owed to Bank.

ARTICLE VII.   FINANCIAL COVENANTS

So long as the Note remains unpaid, the Line of Credit Commitment is outstanding or any other amount is owing under this Agreement by any Borrower to Bank or under any of the Loan Documents:

Section 7.01.     Consolidated Fixed Charge Coverage Ratio.  The Borrowers shall maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, as determined at the end of each Fiscal Quarter.

Section 7.02.     Ratio of Consolidated Total Liabilities to Tangible Net Worth.  The Borrowers shall maintain a ratio of Consolidated Total Liabilities to Tangible Net Worth of not greater than 1.25 to 1.00, as determined at the end of each Fiscal Quarter.

Section 7.03.     Minimum Availability.  The Borrowers shall, at all times from the Closing Date through August 31, 2013, have cash, marketable securities and Excess Availability of not less than $1,000,000, in the aggregate.

ARTICLE VIII.   EVENTS OF DEFAULT AND REMEDIES

Section 8.01.     Events of Default.  Any of the following events shall be an “Event of Default”:

(1)  Payment Default.  (a) Borrowers fail (i) to pay the principal of any Note when due and payable, (ii) to pay interest on any Note when due and payable or (b) any Borrower fails to pay any fees or expenses required to be paid under any of the Loan Documents within ten (10) calendar days after such fee or expense is due and payable,

(2)  Breach of Representation.  Any representation or warranty made by a Borrower in any Loan Document to which it is a party or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made,

(3)  Breach of Covenant.  The Borrowers shall fail to perform or observe (a) any term, covenant or agreement contained in Section 5.10, Section 5.12, Article VI or Article VII on their part to be performed or observed, or (b) any other term, covenant or agreement contained in this Agreement and, in the case of this clause (b) only, such failure shall remain unremedied for ten (10) consecutive calendar days after such occurrence,

(4)  Cross Default.  Any Borrower shall fail to pay all or any portion of its Debt where the aggregate amount of such Debt exceeds $50,000.00 or any interest or premium on such Debt when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity of such Debt,

(5)  Bankruptcy.  Any Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangements, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and if instituted against any Borrower shall remain undismised for a period of thirty (30) days; or any Borrower shall take any action to authorize any of the actions set forth above in this subsection (5),

(6)  Judgments.  Any judgment or order or combination of judgments or orders for the payment of money, in excess of $50,000.00 in the aggregate, shall be rendered against any Borrower and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect,

(7)  ERISA.  Any of the foregoing events occur or exist with respect to either any Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject either any Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $25,000.00,

(8)  Loan Documents.  Any Loan Document shall at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of such Loan Document shall be contested by any Borrower or any Borrower shall fail to perform any of its obligations under such Loan Document or any Borrower shall deny that it has any or further liability or obligation under any such Loan Document,

(9)  Security Agreement.  The Security Agreement shall at any time and for any reason cease (a) to create a valid Lien in and to the property purported to be subject to such Security Agreement, or (b) if the Lien on the property purported to be subject to such Security Agreement ceases for any reason to be a perfected first priority Lien in any or all of such property,

(10)     Material Adverse Change.  The occurrence of a Material Adverse Change, or

(11)     Change of Control.  The occurrence of a Change of Control.

Section 8.02.     Remedies.  If any Event of Default shall occur, Bank may without notice to the Borrowers, take any or all of the following actions, at the same or different times, (1) terminate the Line of Credit Commitment, (2) declare the outstanding Note, all interest on the Note, and all other Obligations payable under any other Loan Document to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts due under such other Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrowers, (3) exercise any remedies provided in any of the Loan Documents and/or (4) exercise any rights and remedies provided by Law.

No failure on the part of Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver of such right or preclude any other or further exercise of such right or the exercises of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by Law.

ARTICLE IX.  MISCELLANEOUS

Section 9.01.    Amendments, Etc.  No amendment, modification, termination, or waiver of any provision of any Loan Document, nor consent to any departure by a Borrower from any Loan Document, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstance unless required by the terms of this Agreement.

Section 9.02.     Usury.  Anything herein to the contrary notwithstanding, the obligations of the Borrowers under this Agreement and the Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of such payment would be contrary to provisions of Law applicable to Bank limiting rates of interest which may be charged or collected by Bank.

Section 9.03.     No Waiver; Cumulative Remedies.  Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.  The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

Section 9.04.     Indemnification.  The Borrowers, jointly and severally, agree (a) to indemnify, defend and hold harmless the Bank and its officers, directors, employees, and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Bank for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Note any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Farrell Fritz, P.C., counsel to the Bank, and (c) to pay or reimburse the Bank for all its costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Note, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Bank, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations.

Section 9.05.    Assignment, Participation.  This Agreement shall be binding upon, and shall inure to the benefit of each Borrower, Bank and their respective successors and assigns. No Borrower may assign or transfer its rights or obligations under any of the Loan Documents.  Bank may assign or otherwise transfer all or a portion of its rights and obligations under this Agreement and the other Loan Documents to any other party and such other person shall thereupon become vested with all of the rights and obligations of Bank under this Agreement and the other Loan Documents.  In the case of an assignment by Bank, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment), the same rights, benefits and obligations as it would have if it were Bank.

Bank may sell participations in all or any part of the Loans to one or more banks or other institutions.  Bank may furnish any information concerning the Borrowers in the possession of Bank from time to time to assignees and participants (including prospective assignees and participants).

Bank has the right to pledge the Note to a Federal Reserve Bank.

Section 9.06.     Notices, Etc.  All notices and other communications provided for under any of the Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to any party to this Agreement, at its address specified on its signature page to this Agreement or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall be effective in the case of delivery by hand or overnight courier service or by telecopy on the date of receipt and be effective in the case of delivery by mail three (3) Business Days after being deposited in the mails.

Section 9.07.    Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice to any Borrower (any such notice being expressly waived by each Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of such Borrower against any and all of the obligations of each Borrower now or hereafter existing under any of the Loan Documents, irrespective of whether or not Bank shall have made any demand under such Loan Document and although such obligations may be unmatured.  The rights of Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.  If the Bank exercises any right of setoff, it shall notify the Borrowers after the exercise thereof but failure to provide said notice shall not impose any liability on the Bank nor negate any setoff previously exercised.

Section 9.08.    Jurisdiction, Immunities.  Each Borrower hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in County of New York in the State of New York over any action or proceeding arising out of or relating to any of the Loan Documents, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified on the signature page of this Agreement by registered mail, return receipt requested.  Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Borrower further waives any objection to venue in such State on the basis of inconvenient forum. Each Borrower further agrees that any action or proceeding brought against Bank shall be brought only in New York State or United States Federal court sitting in the County of New York.

Nothing in this Section shall affect the right of Bank to serve legal process in any other manner permitted by Law or affect the right of Bank to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdictions.

To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Borrower hereby irrevocably waives such immunity in respect of its obligations under all of the Loan Documents.

Section 9.09.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to its conflict of law principles.

Section 9.10.    Severability.  In case any one or more of the provisions contained in this Agreement, the Note or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 9.11.    Reinstatement; Certain Payments.  If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by the Bank in payment or on account of any of the Obligations under this Agreement, the Bank shall give prompt notice of such claim to each Borrower, and if the Bank repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property, or (ii) any settlement or compromise of any such claim effected by the Bank with any such claimant, then and in such event each Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Borrower notwithstanding the cancellation of the Note or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and each Borrower shall be and remain jointly and severally liable to the Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Bank.

Section 9.12.    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.13.    Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

Section 9.14.     Severability of Provisions.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.15.    Integration.  The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 9.16.     Effectiveness; Survival.  This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Bank.  All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Bank of the Loans as herein contemplated and the execution and delivery to the Bank of the Note evidencing the Loans and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitments are in effect.  The obligations of the Borrowers pursuant to Section 2.11, Section 2.12, Section 2.13 and Section 9.04 shall survive termination of this Agreement and payment of the Obligations.

Section 9.17.    Construction.  This Agreement is the result of negotiations between, and has been reviewed by, each Borrower, the Bank and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either any Borrower or the Bank

Section 9.18.     Joint and Several Obligations.

(a)           Benefits.  The Loans will directly or indirectly benefit each Borrower hereunder severally, and all of them jointly, regardless of the fact no Borrower receives all or part of the proceeds of any of the Loans.

(b)           Acceptance of Joint and Several Liability.  Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Bank under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(c)           Payment and Performance.  Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligation of each of the Borrowers without preference or distinction among them.

(d)           Failure to Perform.  If and to the extent that any of the Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the obligations in accordance with the terms thereof, then, in each such event, the other Borrowers will make such payment with respect to such Obligations or perform such obligation.

(e)           Waiver of Notice; Asset to Actions; etc.  The obligations of each of the Borrowers under the provisions of this Section 9.18 constitute full recourse obligations of each of the Borrowers enforceable against each such Borrower, irrespective of the validity, regularity or enforceability of this Agreement as against any particular Borrower. Each and every representation, warranty, covenant and agreement made by the Borrowers, or any of them hereunder or under the other Loan Documents shall be joint and several, whether or not so expressed, and such obligations of any Borrower shall not be subject to any counterclaim, setoff, recoupment or defense based upon any claim any Borrower may have against any other Borrower or the Bank, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstances or condition affect any other Borrower, including without limitation (a) any waiver, consent, extension, renewal, indulgence or other action or inaction under or in respect of this Agreement or any other Loan Document, or any agreement or other document related thereto with respect to any other Borrower, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such agreement or instrument with respect to any other Borrower, or the failure to give notice of any of the foregoing to any other Borrower, (b) any invalidity or unenforceability, in whole or in part, of any such agreement or instrument with respect to any other Borrower, (c) any failure on the part of any other Borrower for any reason to perform or comply with any term of any such agreement or instrument, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to any other Borrower or its properties or creditors; or (e) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, with respect to any other Borrower.  Each Borrower hereby waives any requirement of diligence or promptness on the part of the Bank in the enforcement of its rights hereunder or under any other Loan Document with respect to its obligations or the obligations of any other Borrower.  Without limiting the foregoing, any failure to make any demand upon, to pursue or exhaust any rights or remedies against a Borrower, or any delay with respect thereto, shall not affect the obligations of any other Borrower hereunder or under any other Loan Document.

Section 9.19.   WAIVER OF SPECIAL DAMAGES.  THE BORROWERS HEREBY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE BORROWERS MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 9.20.     WAIVER OF JURY TRIAL.  THE BANK AND EACH BORROWER HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL.

Section 9.21.    Patriot Act. Each Borrower represents, warrants and covenants as follows:

(a)  Neither any Borrower nor any Borrower’s principals, constituents, investors or affiliates is in violation of any legal requirements relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001, (the “Executive Order”) and the Uniting and Strengthening America by providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

(b)  Neither any Borrower nor any Borrower’s principals, constituents, investors or affiliates is a “Prohibited Person” which is defined as follows: (i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Mortgagor is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the Executive Order and the Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) a person or entity that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control; and (vi) a person or entity who is affiliated with a person or entity listed above.

(c)  Neither any Borrower nor any Borrower’s principals, constituents, investors or affiliates will (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

Section 9.22.    Appointment of Administrative Borrower as Agent for Borrowers.

(a)  Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans pursuant to this Agreement and the other Loan Documents from the Bank in the name or on behalf of such Borrower.  The Bank may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower.  Notwithstanding anything to the contrary contained herein, the Bank may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)  Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 9.22.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of a Borrower shall be paid to or for the account of such Borrower.

(c)  Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from the Bank with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d)  Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower.

(e)  No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to the Bank.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the year and date first above written.

BORROWERS:

ORBIT INTERNATIONAL CORP.		BEHLMAN ELECTRONICS, INC.

By:	/s/ David Goldman	By:	/s/ David Goldman
Name:	David Goldman	Name:	David Goldman
Title:	Chief Financial Officer	Title:	Chief Financial Officer

TULIP DEVELOPMENT LABORATORY, INC.		INTEGRATED CONSULTING SERVICES, INC.

By:	/s/ David Goldman	By:	/s/ David Goldman
Name:	David Goldman	Name:	David Goldman
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Address for Notices for all Borrowers:

80 Cabot Court
Hauppauge, New York 11788
Attention:  Chief Financial Officer

BANK:

PEOPLE’S UNITED BANK

By:	/s/ Raymond Fincken
Name:	Raymond Fincken
Title:	Vice President

Address for Notices:

People’s United Bank
100 Motor Parkway
Hauppauge, New York 11788
Attention: Raymond Fincken

[signature page to Credit Agreement]

EXHIBIT A

LINE OF CREDIT NOTE

$6,000,000.00	Hauppauge, New York
As of November 8, 2012

FOR VALUE RECEIVED, ORBIT INTERNATIONAL CORP., a Delaware corporation, BEHLMAN ELECTRONICS, INC., a Delaware corporation, TULIP DEVELOPMENT LABORATORY, INC., a Pennsylvania corporation, and INTEGRATED CONSULTING SERVICES, INC., a Kentucky corporation, each having their principal place of business at 80 Cabot Court, Hauppauge, New York 11788 (collectively, the “Borrowers”), jointly and severally, promise to pay to the order of PEOPLE’S UNITED BANK (the “Bank”), on or before the Maturity Date, the principal sum of SIX MILLION and 00/100 DOLLARS ($6,000,000.00) or, if less, the unpaid principal amount of all Line of Credit Loans made by the Bank to the Borrowers under the Agreement referred to below.

Borrowers shall jointly and severally pay interest on the unpaid principal balance of this Note from time to time outstanding, at said office, at the rates of interest, at the times and for the periods set forth in the Agreement.

All payments including prepayments on this Note shall be made in lawful money of the United States of America in immediately available funds.  Except as otherwise provided in the Agreement, if a payment becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate  specified in the Agreement during such extension.

Borrowers hereby authorize Bank to enter from time to time the amount of each Loan to Borrowers and the amount of each payment on a Loan on the books and records of the Bank.  Failure of Bank to record such information on such books and records shall not in any way effect the obligation of Borrowers to pay any amount due under this Note.

This Note is the Line of Credit Note referred to in that certain Credit Agreement between Borrowers and Bank of even date herewith (as amended, restated, supplemented or modified, from time to time, the “Agreement”), as such Agreement may be further amended from time to time, and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in said Agreement.  All capitalized terms used in this Note and not defined herein shall have the meanings given them in the Agreement.

If any action or proceeding be commenced to collect this Note or enforce any of its provisions, Borrowers further agree to jointly and severally pay all costs and expenses of such action or proceeding and reasonable attorneys’ fees and expenses and further expressly waives any and every right to interpose any counterclaim (except mandatory counterclaims) in any such action or proceeding.  Borrowers hereby submit to the jurisdiction of the Supreme Court of the State of New York and agree with Bank that personal jurisdiction over Borrowers shall rest with the Supreme Court of the State of New York for purposes of any action on or related to this Note, the liabilities, or the enforcement of either or all of the same.  Borrowers hereby waive personal service by manual delivery and agree that service of process may be made by post-paid certified mail directed to the Borrowers at the Borrowers’ address set forth above or at such other address as may be designated in writing by the Borrowers to Bank in accordance with the terms of the Agreement, and that upon mailing of such process such service be effective with the same effect as though personally served.  Borrowers hereby expressly waive any and every right to a trial by jury in any action on or related to this Note, the liabilities or the enforcement of either or all of the same.

Bank may transfer this Note and may deliver the security or any part thereof to the transferee or transferees, who shall thereupon become vested with all the powers and rights above given to Bank in respect thereto, and Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter.  The failure of any holder of this Note to insist upon strict performance of each and/or all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition.

This Note is subject to prepayment as provided in Section 2.09 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Bank located at 100 Motor Parkway, Hauppauge, New York 11788, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Agreement and no provision of this Note or the Credit shall alter or impair the obligation of the Borrowers, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Each Borrower and all endorsers and guarantors hereof waives presentment and demand for payment, notice of non-payment, protest, and notice of protest.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

 [the next page is the signature page]

IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at a place first above written.

Witness:	ORBIT INTERNATIONAL CORP.

/s/ Daniel McAuliffe	By:	/s/ David Goldman
	Name:	David Goldman
	Title:	Chief Financial Officer

BEHLMAN ELECTRONICS, INC.

By:	/s/ David Goldman
Name:	David Goldman
Title:	Chief Financial Officer

TULIP DEVELOPMENT LABORATORY, INC.

By:	/s/ David Goldman
Name:	David Goldman
Title:	Chief Financial Officer

INTEGRATED CONSULTING SERVICES, INC.

By:	/s/ David Goldman
Name:	David Goldman
Title:	Chief Financial Officer

[signature page to Line of Credit Note]

EXHIBIT B

FORM OF
SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of November 8, 2012, by and among each of the entities identified on the signature page hereto under the heading “Grantors” (each a “Grantor” and, collectively, the “Grantors”) and PEOPLE’S UNITED BANK (the “Secured Party”).

RECITALS

A.           ORBIT INTERNATIONAL CORP., a Delaware corporation (“Orbit”), BEHLMAN ELECTRONICS, INC., a Delaware corporation, TULIP DEVELOPMENT LABORATORY, INC., a Pennsylvania corporation and INTEGRATED CONSULTING SERVICES, INC., a Kentucky corporation (each a “Borrower” and collectively, the “Borrowers”), and the Secured Party have entered into a Credit Agreement, dated as of the date hereof (as the same may be hereafter amended, modified, restated or supplemented from time to time, the “Credit Agreement”) pursuant to which the Borrowers will receive loans and other financial accommodations from the Secured Party and will incur Obligations (as hereinafter defined).

B.           To induce the Secured Party to extend credit to the Borrowers on and after the date hereof as provided in the Credit Agreement, each Grantor desires to grant the Secured Party security and assurance in order to secure the payment and performance of all Obligations and to that effect to grant the Secured Party a first priority perfected security interest in its assets and, in connection therewith, to execute and deliver this Agreement.

Accordingly, the parties hereto hereby agree as follows:

DEFINITIONS

(a)           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Uniform Commercial Code as in effect in the State of New York (the “UCC”).

(b)           Capitalized terms used herein and not otherwise defined shall have the following meanings:

“Agreement” means this Agreement and shall include all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Banking Services Obligations” has the meaning assigned to such term in the Credit Agreement.

 “Business Day” has the meaning assigned to such term in the Credit Agreement.

“Collateral” means the following property of each Grantor, wherever located, and whether now owned or hereafter acquired or arising:

(i)	Accounts;
(ii)	Chattel paper, including Electronic Chattel Paper;

(iii)	Goods, including all Inventory and Equipment and any accessions thereto;
(iv)	Instruments, including Promissory Notes;
(v)	Investment Property;
(vi)	Documents;
(vii)	Deposit Accounts;
(viii)	Commercial Tort Claims, if any, identified on Schedule A annexed hereto;
(ix)	Letter-of-Credit Rights;
(x)	General Intangibles, including Payment Intangibles and Software;
(xi)	Supporting Obligations;
(xii)	to the extent not listed above, all other personal property; and
(xiii)	to the extent not listed above as original collateral, proceeds and products of the foregoing.

“Default” has the meaning assigned to such term in the Credit Agreement.

“Event of Default” has the meaning assigned to such term in the Credit Agreement.

“Liens” has the meaning assigned to such term in the Credit Agreement.

“Loan Documents” has the meaning assigned to such term in the Credit Agreement.

“Loans” has the meaning assigned to such term in the Credit Agreement.

“Obligations” means (i) all obligations, liabilities and indebtedness of each Grantor to the Secured Party,  whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, obligations, liabilities, and indebtedness of each Grantor arising under or relating to the Credit Agreement or any other Loan Document to which it is a party (including, without limitation, with respect to the Borrowers, all obligations, liabilities and indebtedness with respect to the principal of and interest on the Loans) including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, and interest that but for the filing of a petition in bankruptcy with respect to any Grantor would accrue on such obligations, whether or not a claim is allowed against such Grantor for such interest in the related bankruptcy proceeding), and all fees, costs, expenses and indemnity obligations of the Grantors to the Secured Party hereunder, or under any other Loan Document, (ii) all obligations of the Borrowers under each interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure of the a Borrower, in each case, entered into with the Secured Party; and (iii) all Banking Services Obligations.

“Person” has the meaning assigned to such term in the Credit Agreement.

(c)           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles.  The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary.  The word “will” shall be construed to have the same meaning in effect as the word “shall”.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

I.           SECURITY

SECTION 1.01.  Grant of Security.  As security for the Obligations, each Grantor hereby transfers, assigns and grants to the Secured Party a security interest in the Collateral.

SECTION 1.02.  Release and Satisfaction.  Upon the termination of this Agreement and the indefeasible payment in full of the Obligations, the Secured Party shall deliver to each Grantor, upon request therefor and at such Grantor’s expense, releases and satisfactions of all financing statements, notices of assignment and other registrations of security.

II.           REPRESENTATIONS AND WARRANTIES

SECTION 2.01.  Representations and Warranties With Respect to Security.  Each Grantor hereby represents and warrants to the Secured Party as follows:

(a)           Name.  Each Grantor’s exact legal name, state of incorporation or organization and organizational number is set forth on Schedule A annexed hereto.

(b)           Ownership of Collateral.  Each Grantor owns all of its personal property and assets, including, without limitation, the Collateral, free and clear of all Liens, other than the Liens permitted under Section 7.01 of the Credit Agreement.

(c)           Trademarks, Patents and Copyrights.  Annexed hereto as Schedule A is a complete list of all patents, trademarks, copyrights, applications therefor, and other similar General Intangibles which each Grantor owns or has the right to use as of the date of this Agreement.  There are no assertions or claims challenging the validity of any of the foregoing.  The business of each Grantor as now conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others.  There is no infringement of any General Intangible of any Grantor.

(d)           Accounts.  Annexed hereto as Schedule A is a list identifying the chief executive office or principal place of business of each Grantor and all addresses at which each Grantor maintains books or records relating to its Accounts as of the date of this Agreement.

(e)            Inventory.  Annexed hereto as Schedule A is a list identifying all addresses where each Grantor maintains its Inventory as of the date of this Agreement.  No Grantor’s Inventory is currently maintained or will be maintained with any bailee that issues negotiable warehouse receipts or other negotiable instruments therefor.

(f)            Equipment.  Annexed hereto as Schedule A is a list identifying all the addresses where the Equipment of each Grantor is located.

(g)           Trade Names.  Except as set forth on Schedule A annexed hereto, each Grantor has not done during the five years prior to this Agreement, and does not currently do, business under fictitious business names or trade names. No Grantor has been known under any other name during such five year period.  Each Grantor will only change its name or do business under any other fictitious business names or trade names during the term of this Agreement after giving not less than thirty (30) Business Days’ prior written notice to the Secured Party.

(h)           Acquired Collateral.   Except as set forth on Schedule A annexed hereto, the Collateral has been acquired or originated by each Grantor in the ordinary course of such Grantor’s business and was not acquired pursuant to any acquisition of all or a portion of the business of any Person whether by merger, acquisition of assets or otherwise.

(i)             Third Party Locations.  Except as set forth on Schedule A annexed hereto, no Collateral is in the possession of, or under the control of, any Person other than a Grantor or the Secured Party.

(j)             Commercial Tort Claims.  Except to the extent identified under the definition of Collateral above, no Grantor holds any Commercial Tort Claim.

(k)            Enforceability of Security Interests.  Upon the execution of this Agreement by each Grantor and the filing of financing statements properly describing the Collateral and identifying such Grantor and the Secured Party in the applicable jurisdiction required pursuant to the UCC, security interests and liens granted to the Secured Party under Section 1.01 hereof shall constitute valid, perfected and first priority security interests and liens in and to the Collateral of such Grantor, other than Collateral which may not be perfected by filing under the Uniform Commercial Code, and subject to the Liens permitted pursuant to Section 7.1 of the Credit Agreement, in each case enforceable against all third parties and securing the payment of the Obligations.

III.         COVENANTS OF GRANTORS

SECTION 3.01.  Records; Location of Collateral.  So long as a Grantor shall have any Obligation to the Secured Party: (a) such Grantor shall not change the jurisdiction of its incorporation or organization or move its chief executive office, principal place of business or office at which is kept its books and records (including computer printouts and programs) from the locations existing on the date hereof and listed on Schedule A annexed hereto; (b) a Grantor shall not establish any offices or other places of business at any other location; (c) a Grantor shall not move any of the Collateral to any location other than those locations existing on the date hereof and listed on Schedule A annexed hereto; or (d) a Grantor shall not change its corporate name in any respect, unless, in each case of clauses (a), (b) (c) and (d) above, (i) a Grantor shall have given the Secured Party thirty (30) Business Days’ prior written notice of its intention to do so, identifying the new location and providing such other information as the Secured Party deems necessary, and (ii) a Grantor shall have delivered to the Secured Party such documentation, in form and substance satisfactory to the Secured Party and as required by the Secured Party, to preserve the Secured Party’s security interest in the Collateral.

SECTION 3.02.  Commercial Tort Claims.   Each Grantor shall promptly notify the Secured Party upon obtaining any Commercial Tort Claim after the date hereof against any third party and, upon request of the Secured Party, shall promptly enter into an amendment to this Agreement and do such other acts or things as may be requested by the Secured Party to give the Secured Party a first priority perfected security interest in any such Commercial Tort Claim.

SECTION 3.03.  Other Collateral.  Each Grantor shall promptly notify the Secured Party upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights, Electronic Chattel Paper, Documents or Instruments.

SECTION 3.04.  Further Actions.

(a)           Promissory Notes and Tangible Chattel Paper.  If any Grantor shall at any time hold or acquire any Promissory Notes or Tangible Chattel Paper, such Grantor shall forthwith endorse, assign or deliver the same to the Secured Party accompanied by instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

(b)           Deposit Accounts.  At the request of the Secured Party, each Grantor will cause each depository bank where such Grantor maintains a Deposit Account to execute an agreement pursuant to which the depository bank agrees to comply, without the further consent of such Grantor, at any time, with instructions from the Secured Party to such depository bank directing the disposition of funds from time to time credited to such deposit account or agree to the Secured Party becoming the customer of the depository bank with respect to such deposit accounts, with such Grantor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw funds from such deposit account. The Secured Party shall not give any such instructions or withhold any withdrawal rights from such Grantor, unless an Event of Default has occurred and is continuing.

(c)           Investment Property.  If any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall forthwith endorse, sign and deliver the same to the Secured Party accompanied by such instruments of transfer assignment duly executed in blank as Secured Party may from time to time specify.  If any security is now or hereafter acquired by any Grantor are uncertificated and are issued to the Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Secured Party thereof and at the Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party either (a) cause the issuer to agree to comply without further consent of such Grantor or such nominee, at any time with instructions from the Secured Party as to such Securities or (b) arrange for the Secured Party to become the registered owner of the securities.  If any Securities, whether certificated or uncertificated or other Investment Property now or hereafter acquired by the Grantor are held by any Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, the Grantor shall immediately notify the Secured Party thereof and at the Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party either (i) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply, in each case, without further consent of such Grantor or such nominee, at any time with Entitlement Orders or other instructions from the Secured Party to such Securities Intermediary as to such Securities or other Investment Property, or to apply any value distributed on account of any Commodity Contract as directed by the Secured Party to such Commodity Intermediary or (ii) in the case of Financial Assets or other Investment Property held through a Securities Intermediary, arrange for this Secured Party to become the Entitlement Holder with respect to such Investment Property, with such Grantor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw or otherwise deal with such Investment Property.  The Secured Party shall not give any such Entitlement Order or instructions or directions to any such issuers, Securities Intermediary or Commodity Intermediary and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Grantor, unless an Event of Default has occurred and is continuing.

(d)           Collateral in the Possession of Third Parties.   If any Collateral is at any time in the possession of any person or entity other than a Grantor or the Secured Party (a “Third Party”), the Grantor shall promptly notify the Secured Party thereof, and at the Secured Party’s request and option, shall promptly obtain an acknowledgment from the Third Party, in form and substance satisfactory to the Secured Party that the Third Party holds such collateral for the benefit of the Secured Party and such Third Party’s agreement to comply, without further consent of the Grantor, at any time with the instructions of the Secured Party as to such Collateral. The Secured Party agrees with the Grantor that the Secured Party shall not give any such instructions unless an Event of Default has occurred and is continuing.

(e)           Electronic Chattel Paper.   If any Grantor at any time holds or acquired an interest in any Electronic Chattel Paper, such Grantor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, shall take such action as the Secured Party may reasonably request to vest in the Secured Party control under Section 9105 of the UCC of such Electronic Chattel Paper.

(f)           Letter-of-Credit Rights.  If any Grantor is at any time the beneficiary under a Letter of Credit, such Grantor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, such Grantor shall, pursuant to an arrangement in form and substance satisfactory to the Secured Party, either (i) arrange for the Issuer and any confirmed or other nominated person of such Letter of Credit to consent to an assignment to the Secured Party the proceeds of the Letter of Credit or (ii) arrange for the Secured Party to become the transferee beneficiary of the Letter of Credit, with the Secured Party agreeing in each case that the proceeds of the Letter of Credit are to be applied to satisfaction of the Obligations in such order as the Secured Party may determine.

(g)           Commercial Tort Claims.   If any Grantor shall at any time hold or acquire a Commercial Tort Claim, such Grantor shall immediately notify the Secured Party in a writing signed by the Grantor of the particulars thereof and grant to the Secured Party in such writing a security interest therein and all proceeds thereof, all upon the terms of this Agreement with such writing to be in form and substance to the Secured Party.

(h)           General.  Each Grantor further agrees, upon the request of the Secured Party and at the Secured Party’s option, to take  any and all other actions as the Secured Party may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Secured Party to enforce, the Secured Party’s security interest in any and all of the Collateral, including without limitation, (i) executing and delivering and where appropriate filing financing statements and amendments relating thereto under the UCC to the extent, if any, that such Grantor’s signature thereon is required therefor, (ii) causing the Secured Party’s name to be noted as Secured Party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or the ability of the Secured Party to enforce, the Secured Party’s security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce the Secured Party’s security interest in such Collateral, (iv) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to the Secured Party, including, without limitation, any consent of any licensor, lessor or other persons obligated on Collateral and (v) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Secured Party.  Each Grantor further authorizes the Secured Party to file initial financing statements describing the Collateral, and any amendments thereto.

SECTION 3.05.  Insurance and Assessments.  In the event any Grantor shall fail to purchase or maintain insurance, or pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder or under the Credit Agreement, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event such Grantor shall fail to perform or comply with any other covenant, promise or obligation to the Secured Party hereunder, or under the Credit Agreement or any other Loan Document, the Secured Party may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of such Grantor, and all money so paid by the Secured Party, including reasonable attorney’s fees, shall be deemed to be Obligations.

SECTION 3.06.  Inspection.  Upon reasonable notice to a Grantor, the Secured Party may, during such Grantor’s normal business hours, examine and inspect any Collateral and may examine, inspect and copy all books and records with respect thereto or relevant to the Obligations.

SECTION 3.07.  Personal Property.   The Collateral shall remain personal property at all times.  No Grantor shall affix any of the Collateral to real property in any manner which would change its nature from that of personal property to real property or to a fixture.

SECTION 3.08.  Maintenance of Corporate Existence.  Each Grantor shall preserve and maintain its corporate existence and, except as otherwise permitted pursuant to the Credit Agreement, shall not merge with or into or consolidate with any other entity.

SECTION 3.09.  Indemnification.  Each Grantor agrees to indemnify the Secured Party and hold it harmless from and against any and all injuries, claims, damages, judgments, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel), charges and encumbrances which may be incurred by or asserted against the Secured Party in connection with or arising out of any assertion, declaration or defense of the Secured Party’s rights or security interest under the provisions of this Agreement or any other Loan Document, permitting it to collect, settle or adjust Accounts or to deal with account debtors in any way or in connection with the realization, repossession, safeguarding, insuring or other protection of the Collateral or in connection with the collecting, perfecting or protecting the Secured Party’s liens and security interests hereunder or under any other Loan Document.

IV.         POWER OF ATTORNEY; NOTICES

SECTION 4.01.  Power of Attorney.   Each Grantor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Grantor or in the Secured Party’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby give said attorneys the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to (a) upon the occurrence and continuance of an Event of Default, endorse the names of such Grantor on any checks, notes, drafts or other forms of payment or security that may come into the possession of the Secured Party or any affiliate of the Secured Party, to sign the Grantor’s name on invoices or bills-of-lading, drafts against customers, notices of assignment, verifications and schedules, (b) upon the occurrence and continuance of an Event of Default, sell, transfer, pledge, make any arrangement with respect to or otherwise dispose of or deal with any of the Collateral consistent with the UCC and (c) do acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein.  The powers granted herein, being coupled with an interest, are irrevocable until all of the Obligations are indefeasibly paid in full and this Agreement is terminated.  The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  Neither the Secured Party nor any attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law provided the same is not the result of gross negligence or willful misconduct.

SECTION 4.02.  Notices. Upon the occurrence of an Event of Default, the Secured Party may notify account debtors and other persons obligated on any of the Collateral that the Collateral have been assigned to the Secured Party or of its security interest therein and to direct such account debtors and other persons obligated on any of the Collateral to make payment of all amounts due or to become due to a Grantor directly to the Secured Party and upon such notification and at such Grantor’s expense to enforce collection of any such Collateral, and to adjust, compromise or settle for cash, credit or otherwise upon any terms the amount of payment thereof.  The Secured Party may, at any time following the occurrence of an Event of Default, notify the Postal Service authorities to change the address of delivery of mail to an address designated by the Secured Party.   After making of such a request or the giving of any such notification, each Grantor shall hold any proceeds of collection of accounts, Chattel Paper, general intangibles, instruments and other Collateral received by it as trustee for the Secured Party without commingling the same with such Grantor and shall turn the same over to the Secured Party in the identical form received, together with any necessary endorsements or assignments.  The Secured Party shall apply the proceeds of collection of such Collateral received by the Secured Party to the Obligations, in such order as the Secured Party, in its sole discretion, shall determine, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

V.          REMEDIES OF SECURED PARTY

SECTION 5.01.  Enforcement.  Upon the occurrence of an Event of Default, the Secured Party shall have, in addition to all of its other rights under this Agreement and the other Loan Documents by operation of law or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the UCC and shall have the right, to the extent permitted by law, without charge, to enter any Grantor’s premises, and until it completes the enforcement of its rights in the Collateral subject to its security interest hereunder and the sale or other disposition of any property subject thereto, take possession of such premises without charge, rent or payment therefor (through self help without judicial process and without having first given notice or obtained an order of any court), or place custodians in control thereof, remain on such premises and use the same for the purpose of completing any work in progress, preparing any Collateral for disposition, and disposition of or collecting any Collateral.  Without limiting the foregoing, upon the occurrence of an Event of Default, the Secured Party may, without demand, advertising or notice, all of which such Grantor hereby waives (except as the same may be required by law), sell, lease, license or otherwise dispose of and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral held by it or for its account at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as the Secured  Party, in its sole discretion, deems advisable.  At any such sale the Collateral or any portion thereof may be sold in one lot as an entirety or in separate parcels as the Secured Party in its sole discretion deems advisable.  Each Grantor agrees that if notice of sale shall be required by law such requirement shall be met if such notice is mailed, postage prepaid, to such Grantor at its address set forth above or such other address as it may have, in writing, provided to the Secured Party, at least ten (10) days before the time of such sale or disposition.  The Secured Party may postpone or adjourn any sale of any Collateral from time to time by an announcement at the time and place of the sale to be so postponed or adjourned, without being required to give a new notice of sale.  Notice of any public sale shall be sufficient if it describes the security of the Collateral to be sold in general terms, stating the amounts thereof, the nature of the business in which such Collateral was created and the location and nature of the properties covered by the other security interests or mortgages and the prior liens thereof.  The Secured Party may be the purchaser at any such sale if it is public, free from any right of redemption, which such Grantor also waives, and payment may be made, in whole or in part, in respect of such purchase price by the application of the Obligations by the Secured Party.  Each Grantor with respect to its property constituting such Collateral, shall be obligated for, and the proceeds of sale shall be applied first to, the costs of taking, assembling, finishing, collecting, refurbishing, storing, guarding, insuring, preparing for sale, and selling the Collateral, including the fees and disbursements of attorneys, auctioneers, appraisers and accountants employed by the Secured Party.  Proceeds shall then be applied to the payment, in whatever order the Secured Party may elect, of all of the Obligations.  The Secured Party shall return any excess to such Grantor or to whomever may be fully entitled to receive the same or as a court of competent jurisdiction may direct.  In the event that the proceeds of any sale or other disposition of the Collateral are insufficient to pay in full the Obligations, such Grantor shall remain liable for any deficiency.

SECTION 5.02.  Standards for Exercising Rights and Remedies.  To the extent that applicable law imposes duties on the Secured Party to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Secured Party (a) to fail to incur expenses reasonably deemed significant by the Secured Party to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business each Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Secured Party against risk of loss, collection or disposition of Collateral or to provide to the Secured Party a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Party in the collection or disposition of any of the Collateral.  Each Grantor  acknowledges that the purpose of this Section 5.02 is to provide non-exhaustive indications of what actions or omissions by the Secured Party would fulfill the Secured Party’s duties under the UCC or the Uniform Commercial Code as in effect in other relevant jurisdiction in the Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by the Secured Party shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 5.02.  Without limitation upon the foregoing, nothing contained in this Section 5.02 shall be construed to grant any rights to each Grantor or to impose any duties on the Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 5.02.

SECTION 5.03.  Waiver.  Each Grantor waives any right, to the extent applicable law permits, to receive prior notice of, or a judicial or other hearing with respect to, any action or prejudgment remedy or proceeding by the Secured Party to take possession, exercise control over, or dispose of any item of the Collateral in any instance (regardless of where such Collateral may be located) where such action is permitted under the terms of this Agreement or any other Loan Document, or by applicable law, or of the time, place or terms of sale in connection with the exercise of the Secured Party’s rights hereunder and such Grantor also waives, to the extent permitted by law, any bond, security or sureties required by any statute, rule or otherwise by law as an incident to any taking of possession by the Secured Party of property subject to the Secured Party’s Lien.  Each Grantor further waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Secured Party’s rights under this Agreement and any other Loan Document including the taking of possession of any Collateral all to the extent that such waiver is permitted by law and to the extent that such damages are not caused by the Secured Party’s gross negligence or willful misconduct.  These waivers and all other waivers provided for in this Agreement and any other Loan Documents have been negotiated by the parties and each Grantor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

SECTION 5.04.  Other Rights.  Each Grantor agrees that the Secured Party shall not have any obligation to preserve rights to any Collateral against prior parties or to proceed first against any Collateral or to marshall any Collateral of any kind for the benefit of any other creditors of such Grantor or any other Person.  The Secured Party is hereby granted, to the extent that such Grantor is permitted to grant a license or right of use, a license or other right to use, without charge, labels, patents, copyrights, rights of use, of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature of such Grantor as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and such Grantor’s rights under all licenses and any franchise, sales or distribution agreements shall inure to the Secured Party’s benefit.

SECTION 5.05.  Expenses. Each Grantor agrees that it shall pay on demand therefor all costs and expenses incurred in amending, implementing, perfecting, collecting, defending, declaring and enforcing the Secured Party’s rights and security interests in the Collateral hereunder or under the Credit Agreement or any other Loan Document or other instrument or agreement delivered in connection herewith or therewith, including, but not limited to, searches and filings, and the Secured Party’s reasonable attorneys’ fees (regardless of whether any litigation is commenced, whether a default is declared hereunder, and regardless of tribunal or jurisdiction).

VI.         GENERAL PROVISIONS

SECTION 6.01.  Termination.  This Agreement shall remain in full force and effect until all the Obligations shall have been indefeasibly fully paid and satisfied and the Credit Agreement shall have expired or been terminated and, until such time, the Secured Party shall retain all security in and title to all existing and future Collateral held by it hereunder.

SECTION 6.02.  Remedies Cumulative.  The Secured Party’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which it may have under the Credit Agreement, any other Loan Document or any other agreement or instrument, by operation of law or otherwise and may be exercised alternatively, successively or concurrently as the Secured Party may deem expedient.

SECTION 6.03.  Binding Effect.  This Agreement is entered into for the benefit of the parties hereto and their successors and assigns.  It shall be binding upon and shall inure to the benefit of the said parties, their successors and assigns.  No Grantor shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the Secured Party and any attempted assignment shall be null and void.

SECTION 6.04.  Notices.  Wherever this Agreement provides for notice to either party (except as expressly provided to the contrary), it shall be in writing and given in the manner specified in Section 9.01 of the Credit Agreement.  Such notices to each Grantor shall be delivered to the address for notices set forth on Schedule A annexed hereto.

SECTION 6.05.  Waiver.  No delay or failure on the part of the Secured Party in exercising any right, privilege, remedy or option hereunder shall operate as a waiver of such or any other right, privilege, remedy or option, and no waiver shall be valid unless in writing and signed by an officer of the Secured Party and only to the extent therein set forth.

SECTION 6.06.  Modifications and Amendments.  This Agreement and the other agreements to which it refers constitute the complete agreement between the parties with respect to the subject matter hereof and may not be changed, modified, waived, amended or terminated orally, but only by a writing signed by the party to be charged.

SECTION 6.07.  Several Agreements.   This Agreement shall constitute the several obligations and agreements of each Grantor and may be amended, restated, supplemented or otherwise modified from time to time, with respect to any Grantor without the consent or approval of any other Grantor, and no such amendment, restatement, supplement or  modification shall be deemed to amend, restate, supplement or modify the obligations of any other Grantor hereunder.

SECTION 6.08.  Survival of Representations and Warranties.  The representations and warranties of each Grantor made or deemed made herein shall survive the execution and delivery of this Agreement.

SECTION 6.09.  Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such invalidity, illegality or uneforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 6.10.  Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OR CHOICE OF LAWS.  EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR AGREES (i) NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (ii) NOT TO ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. EACH GRANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  EACH GRANTOR AND THE SECURED PARTY EACH IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 6.11.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same agreement.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

PEOPLE’S UNITED BANK

By:	/s/ Raymond Fincken
Name:	Raymond Fincken
Title:

GRANTORS:

ORBIT INTERNATIONAL CORP.		BEHLMAN ELECTRONICS, INC.

By:	/s/ David Goldman	By:	/s/ David Goldman
Name:	David Goldman	Name:	David Goldman
Title:	Chief Financial Officer	Title:	Chief Financial Officer

TULIP DEVELOPMENT LABORATORY, INC.		INTEGRATED CONSULTING SERVICES, INC.

By:	/s/ David Goldman	By:	/s/ David Goldman
Name:	David Goldman	Name:	David Goldman
Title:	Chief Financial Officer	Title:	Chief Financial Officer

[signature page to Security Agreement]

Schedule A
to Security Agreement
[To be completed for each grantor]

1.	Name of Grantor: [______________________]

2.	State of Formation/Incorporation: ________________

3.	Organizational Number: ___________________

4.	Patents, trademarks, trade names, copyright and applications for the foregoing: See Annex I to this Schedule A

5.	Chief Executive Office or Principal Place of Business:

6.	Other offices at which books or records with respect to Accounts are maintained:

7.	Inventory Locations:

8.	Equipment Locations:

9.	Trade Names:

10.	Non-Ordinary Course Collateral Acquisitions:

11.	Collateral in the possession or control of third parties:

12.	Commercial Tort Claims:

13.	Address for Notices:

80 Cabot Court
Hauppauge, New York 11788
Attention:  Chief Financial Officer
Telecopy:

Annex I
to Schedule A to
Security Agreement

Patents:*

Trademarks:*

Copyrights:*

*	Identify applications for same.

EXHIBIT C

REQUEST FOR ADVANCE

To:           People’s United Bank
100 Motor Parkway
Hauppauge, New York 11788
Attn:  Raymond Fincken

Request for a Line of Credit Loan pursuant to Credit Agreement, dated as of November 8, 2012 (as amended, restated, supplemented or modified, the “Credit Agreement”) among Orbit International Corp., Behlman Electronics, Inc., Tulip Development Laboratory, Inc. and Integrated Consulting Services, Inc. (individually a “Borrower” and collectively the “Borrowers”) and People’s United Bank (the “Bank”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

            Pursuant to the Credit Agreement, the Borrowers hereby requests that the Bank make a Line of Credit Loan in the amount of ____________________________ and 00/100 Dollars ($_________), which amount shall be absolutely due and owing under the terms of the Credit Agreement and should be deposited into account no. ____________________ with the Bank.

Interest Rate Option:
☐ Prime     or   ☐ LIBOR

If LIBOR, the duration of the Interest Rate Period applicable to this advance shall be:
☐ one month
☐ two months
☐ three months

If this is a Libor Loan renewal:

The renewal date is  _____________________________.

The amount of the Loan to be renewed is ________________($_____________).

The duration of the Interest Period applicable to this renewal is:
☐ one month
☐ two months
☐ three months

OR

 Convert $                             loan to Prime Rate Loan

In connection with this request for advance or renewal, the Administrative Borrower hereby certifies to the Bank that:

C - 1

1.  The representations and warranties contained in the Credit Agreement and the Line of Credit Note are true and accurate in all material respects on and as of the date hereof as though made on and as of such date;

2.  No Default or Event of Default as defined in the Credit Agreement has occurred and is continuing, or would result from such advance; and

3.  The Credit Agreement and the Note, inclusive of the amount of the requested advance or renewal, are valid and binding obligations of the Borrowers, each enforceable in accordance with its respective terms.

Dated: as of _________ __, 20__	ORBIT INTERNATIONAL CORP., as Administrative
Borrower

By:
Name:
Title:

C - 2

EXHIBIT D

Form of
BORROWING BASE CERTIFICATE
For The Period Ending:  ______________________

A.	Total Gross Account Receivables		$
B.	Less: A/R’s over 90 Days Past Invoice Date	$
C.	Less: Foreign Receivables	$
D.	Less: Intercompany Receivables	$
E.	Less: Cross-Aged > 50%	$
F.	Less: Receivables due from one debtor >20% of Net Receivables (excluding US Gov’t)	$
G.	Less: Other Ineligible Accounts	$
H.	Total Ineligible Receivables		$
I.	Total Eligible Accounts Receivable: (A minus H)		$
J.	Accounts Receivable Margined (85% times I)			$
K.	Total Gross Eligible Inventory		$
L.	Inventory Margins (50% times K)		$
M.	Inventory Availability (lesser of $3,000,000 or L)			$

O.	Total Borrowing Base (J + M)			$
P.	Outstanding Line of Credit Loans			$0
Q.	Surplus/shortfall (O – P)

R.	Excess Availability			$0

*If a collateral shortfall exists, the loan balance MUST be reduced, or cash collateral provided, for an amount Greater than or equal to the shortfall.

The undersigned hereby represents and warrants to the Bank that all information set forth herein, including, without limitation, the information regarding the status of the Borrowers’ receivables and the Borrowers’ inventory, are true, correct, complete and accurate as of the dates stated above and has been prepared in a manner consistent with the preparation of prior Borrowing Base Certificates to the Bank.  The undersigned further acknowledges that the Bank will rely on the information contained herein in making Loans to the Borrowers.  The undersigned certifies that (i) except as set forth below, no Default or Event of Default has occurred and is continuing under the Credit Agreement or will occur after giving effect to any Loan requested hereunder and (ii) except as set forth below, the Borrowers have performed all agreements and satisfied all conditions under the Credit Agreement required to be performed by them on or prior to the date hereof.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement

The undersigned agrees that in the event of any conflict between the Borrowing Base Certificate and other loan documents, the terms of the other loan documents shall control.  The undersigned further acknowledges that the Bank will rely on the foregoing in making credit available to the undersigned.

D - 1

ORBIT INTERNATIONAL CORP., as Administrative Borrower

By:
Name:
Title:	Chief Financial Officer

Description of Exceptions to Certification:

D - 2

EXHIBIT E

FORM OF
JOINDER AGREEMENT

Reference is made to that certain (a) Credit Agreement, dated as of November 8, 2012, among Orbit International Corp., Behlman Electronics, Inc., Tulip Development Laboratory, Inc. and Integrated Consulting Services, Inc. (individually an “Existing Borrower” and collectively the “Existing Borrowers”) and People’s United Bank (the “Bank”) (as amended, restated, supplemented or modified, from time to time, the “Credit Agreement”) and (b) the Security Agreement, dated as of November 8, 2012 among the Existing  Borrowers and the Bank (as amended, restated, supplemented or modified, from time to time, the “Security Agreement”).

As a condition precedent to the continuing effectiveness of the Credit Agreement, [_____________________] (the “New  Borrower”) hereby acknowledges and agrees that from and after the date hereof, (a) the New Borrower shall be and become (i) a “Borrower” under, and in accordance with and subject to, the Credit Agreement and (ii) a “Grantor” under, and in accordance with and subject to, the Security Agreement; (b) the New Borrower shall be bound by the terms of the Credit Agreement and the Security Agreement; (c) the New Borrower shall perform in accordance with the terms of the Credit Agreement, the Security Agreement and any other Loan Documents to which it is a party; (d) the New Borrower shall be jointly and severally liable with the Existing Borrowers for all of the Obligations (as defined in the Credit Agreement), whether now existing or hereinafter created or incurred and (e) the New Borrower hereby joins in making each of the representations, warranties, covenants and agreements of the Existing Borrowers set forth in the Credit Agreement and the Security Agreement, as if it were originally named a Borrower or a Grantor, as the case may be, therein, as of the date hereof.

The New Borrower agrees to execute and deliver such documents and instruments as the Bank may request from time to time to further evidence the agreements of the New Borrower herein.

The New Borrower hereby represents and warrants to the Bank as follows:

1.           The New Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power to own its assets and to transact the business in which it is presently engaged.

2.           The New Borrower has the corporate power, authority and legal right, to make, deliver, and perform this Joinder Agreement, has taken all necessary corporate action to authorize execution, delivery, performance of this Joinder Agreement.  No consent of any other person, no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance and validity or enforceability of this Joinder Agreement.

3.           This Joinder Agreement has been duly executed and delivered on behalf of the New Borrower and constitutes the legal, valid and binding obligation of the New Borrower enforceable against the New Borrower in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally.

4.           The New Borrower has reviewed the Credit Agreement, the Security Agreement and the other Loan Documents to which it is a party and agrees to be bound by the terms and conditions thereof.

The Security Agreement is hereby amended to include an additional Schedule A thereto, with respect to the New Borrower, in the form attached to this Joinder Agreement.

All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the meaning set forth thereof included in the Credit Agreement and the Security Agreement.

THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the ____ day of _______, 201__.

[______________________________________________]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

PEOPLE’S UNITED BANK

By:

EXISTING BORROWERS:

ORBIT INTERNATIONAL CORP.	BEHLMAN ELECTRONICS, INC.

By:	By:
Name:	Name:
Title:	Title:

TULIP DEVELOPMENT LABORATORY, INC.	INTEGRATED CONSULTING SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

Schedule A to Security Agreement

1.           Name of Grantor: [______________________________]

2.           State of Incorporation:

3.           Organizational Number: _______________

4.           Patents, trademarks, trade names, copyrights and applications for the foregoing:

5.           Chief Executive Office or Principal Place of Business:

6.           Other offices at which books or records with respect to Accounts are maintained:

7.           Inventory Locations:

8.           Equipment Locations:

9.           Trade Names:

10.         NonOrdinary Course Collateral Acquisitions:

11.         Collateral in the possession or control of third parties:

12.         Commercial Tort Claims:

13.         Address for Notices:
  ________________
  ________________
  ________________
  Attention:  ______________
  Telecopy: _____________

SCHEDULE 4.10

Schedule Of Subsidiaries

Subsidiaries of Orbit:

BEHLMAN ELECTRONICS, INC.
TULIP DEVELOPMENT LABORATORY, INC.
INTEGRATED CONSULTING SERVICES, INC.

Schedule 6.05

SCHEDULE OF CORPORATE BONDS

[see attached]